Exhibit 10.1

Published Deal CUSIP Number: 726504AG8
Published Revolver CUSIP Number: 726504AH6

EXECUTION COPY
CREDIT AGREEMENT
Dated as of August 19, 2011
among
PLAINS ALL AMERICAN PIPELINE, L.P.,
and
CERTAIN SUBSIDIARIES OF
PLAINS ALL AMERICAN PIPELINE, L.P.
From Time to Time Party Hereto
as Borrowers,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer,
BNP PARIBAS, DNB NOR BANK ASA, JPMORGAN CHASE BANK, N.A. and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents,
and
The Other Lenders Party Hereto
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
BNP PARIBAS, DNB NOR MARKETS, INC., J.P. MORGAN SECURITIES LLC and
WELLS FARGO SECURITIES, LLC,
as
Joint Lead Arrangers and Joint Book Managers
Senior Unsecured
Revolving Credit Facility

i

Section	Page
SIGNATURES	S-1

SCHEDULES

2.01	Commitments and Applicable Percentages
2.01A	Canadian Bankers’ Acceptances
5.03	Governmental Authorization; Other Consents
5.06	Litigation
5.07	Environmental Matters
5.08	ERISA Matters
5.11	Compliance with Laws
11.02	Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS

Form of
A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Committed Loan Note
C-2	Swing Line Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F-1	Designated Borrower Request and Assumption Agreement
F-2	Designated Borrower Notice

CREDIT AGREEMENT
     This CREDIT AGREEMENT (“Agreement”) is entered into as of August 19, 2011, among PLAINS ALL AMERICAN PIPELINE, L.P., a Delaware limited partnership (the “Company”), each Subsidiary of the Company from time to time and during the time it is a party hereto pursuant to Section 2.15 (each such Subsidiary, a “Designated Borrower” and, together with the Company, the “Borrowers”, and each, a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BNP PARIBAS, DNB NOR BANK ASA, JPMORGAN CHASE BANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
     The Company has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquired Indebtedness” means, as to any Person, Indebtedness of any other Person existing at the time such other Person is merged with or becomes a Subsidiary of such specified Person (regardless of the form of the applicable transaction by which such Person becomes a Subsidiary), in each case, existing at the time of such acquisition and not incurred in contemplation of such acquisition.
     “Acquisition Period” means the period beginning, at the election of the Company, with the funding date of the purchase price for a Specified Acquisition and ending on the earliest of (a) the third following fiscal quarter end, (b) the Company’s receipt of proceeds of a Specified Equity Offering; and (c) the Company’s election in writing to terminate such Acquisition Period.
     “Additional Commitment Lender” has the meaning specified in Section 2.14(d).
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.06.
     “Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders pursuant to Section 11.02.
     “Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Aggregate Commitments” means the Commitments of all the Lenders. The initial Aggregate Commitments as of the Closing Date are $1,600,000,000.
     “Agreement” means this Credit Agreement.
     “Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.18. If the commitment of each Lender to make Loans and purchase and accept Canadian BA’s and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
			Eurocurrency Rate Loans,	Base Rate Loans and
Pricing	Debt Ratings	Facility	Letters of Credit and	Canadian Prime
Level	S&P/Moody’s	Fee	Canadian BA’s	Rate Loans
1	BBB+/Baa1 or higher	0.175%	1.075%	0.075%
2	BBB/Baa2	0.200%	1.300%	0.300%
3	BBB-/Baa3	0.250%	1.375%	0.375%
4	BB+/Ba1	0.300%	1.450%	0.450%
5	BB/Ba2 or lower	0.350%	1.650%	0.650%
     “Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one Pricing Level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if the respective Debt Ratings issued by the foregoing rating agencies differ by more than one Pricing Level, then the Pricing Level that is one Pricing Level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Company has only one Debt Rating, the Pricing Level equal to that of such Debt Rating shall apply; and (d) if the Company does not have any Debt Rating, then the Administrative Agent and the Company shall negotiate in good faith to amend the definition of Applicable Rate to reflect such change in circumstances, and until such time as the Administrative Agent and the Company shall reach agreement with respect thereto, Pricing Level 5 shall apply.
Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vii). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Company to the Administrative Agent of notice thereof pursuant to Section 6.02(d) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
     “Applicable Time” means, with respect to any borrowings and payments in Canadian Dollars, the local time in the place of settlement for Canadian Dollars as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
     “Applicant Borrower” has the meaning specified in Section 2.15.
     “Approved Fund” means any Fund that is solely administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arrangers” means each of Merrill Lynch, BNP Paribas, DnB NOR Markets, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, in its capacity as co-lead arranger and joint book manager.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds solely managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

     “Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations and cash flows for such fiscal year and partners’ capital of the Company and its Subsidiaries, including the notes thereto.
     “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
     “Bankruptcy and Insolvency Act (Canada)” means the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3, as amended, including the regulations made and, from time to time, in force under that Act.
     “Bank of America” means Bank of America, N.A.
     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate in effect on such day as determined pursuant to clause (b) of the definition thereof plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.
     “Base Rate Loan” means (i) a Committed Loan that bears interest based on the Base Rate or (ii) a Swing Line Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
     “Board” shall have the meaning given that term in the last paragraph of the definition of the term “Change of Control.”
     “Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.
     “Borrower Materials” has the meaning specified in Section 6.02.
     “Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located, and
     (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank Eurocurrency market;
     (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Canadian Dollars, means any such day on which dealings in deposits in Canadian Dollars are conducted by and between banks in the London or other applicable offshore interbank market for Canadian Dollars; and
     (c) if such day relates to any fundings, disbursements, settlements and payments in Canadian Dollars in respect of a Eurocurrency Rate Loan denominated in Canadian Dollars, or any other dealings in Canadian Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), or any other dealings in Canadian Dollars to be carried out pursuant to this Agreement, including Canadian BA’s, means any such day on which banks are open for foreign exchange business in Toronto, Canada.
     “Canadian BA Discount Proceeds” means, in respect of any Canadian Banker’s Acceptance, an amount (rounded to the nearest full cent, with one half of one cent being rounded up) calculated on the applicable funding date equal to the face amount of such Canadian Banker’s Acceptance multiplied by the price, where the price is calculated by dividing one by the sum of one plus the product of (a) the Canadian BA Discount Rate applicable thereto expressed as a decimal fraction multiplied by (b) a fraction, the numerator of which is the term of such Canadian Banker’s Acceptance and the denominator of which is 365, rounded to the nearest multiple of 0.001%.
     “Canadian BA Discount Rate” means, on the funding date for any Canadian BA, (a) for any Lender named on Schedule I to the Bank Act (Canada), the CDOR on the applicable funding date; or, if such rate is not available, the average of the rates advised by the Canadian Schedule I Reference Lenders to the Administrative Agent, determined in accordance with normal market practices, as being the discount rate of such Canadian Schedule I Reference Lenders on such funding date for Canadian bankers’ acceptances having a comparable face amount and maturity date; and (b) for any other Lender, the lesser of (i) the average of the rates advised by the Canadian Non-Schedule I Reference Lenders to the Administrative Agent, determined in accordance with normal market practices, as being the discount rate of such Canadian Non-Schedule I Reference Lenders on such funding date for banker’s acceptances of such Canadian Non-Schedule I Reference Lenders having a comparable face amount and maturity date, and (ii) the CDOR on the applicable funding date plus 0.10% per annum.
     “Canadian BA Equivalent Loan” has the meaning specified in Section 4(d) of Schedule 2.01A.

     “Canadian BA Fee” means, with respect to any Canadian BA, the amount calculated by multiplying the face amount of such Canadian BA by the then Applicable Rate applicable to Canadian BA’s, and then multiplying the result by a fraction, the numerator of which is the duration of its term on the basis of the actual number of days to elapse from the date of acceptance of such Canadian BA by the accepting Lender to the maturity date of such Canadian BA and the denominator of which is the number of days in the calendar year in question.
     “Canadian Bankers’ Acceptance” or “Canadian BA” means a non-interest bearing bill of exchange on the Administrative Agent’s usual form (or a bill of exchange within the meaning of the Bills of Exchange Act Canada), R.S.C. 1985, c. B-5, as amended, or a depository bill within the meaning of the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by or on behalf of a Designated Borrower, for a term selected by such Designated Borrower of either one, two, three or six months (as reduced or extended by the Administrative Agent, acting reasonably, to allow the maturity thereof to fall on a Business Day) payable in Canada, and accepted by a Lender in accordance with this Agreement.
     “Canadian Dollars” and “C$” means the lawful currency of Canada.
     “Canadian Dollar Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Canadian Dollars as reasonably determined by the Administrative Agent or the L/C Issuer, as the case may be, in each case, in accordance with normal banking industry practice using the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Canadian Dollars with Dollars.
     “Canadian Dollar Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $600,000,000. The Canadian Dollar Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “Canadian Non-Schedule I Reference Lender” means each of Bank of America, N.A., Canada Branch, JPMorgan Chase Bank, N.A. (Toronto Branch) and Wells Fargo Capital Finance Corporation (Canada) (or such other or additional Lenders as may be designated by the Administrative Agent and reasonably acceptable to the Company).
     “Canadian Prime Rate” means, on any day, the greater of (a) the floating annual rate of interest established from time to time by the Administrative Agent in its sole discretion as the reference rate for determining interest rates that it will charge to customers of varying degrees of credit worthiness on commercial loans made in Canada in the lawful currency of Canada and designated as its prime rate and (b) the CDOR for one month Canadian BA’s that appears on the Reuters Screen CDOR Page at 10:00 a.m. Toronto time on that day, plus 0.50% per annum.
     “Canadian Prime Rate Committed Loan” means any Committed Loan which bears interest at a rate determined by reference to the Canadian Prime Rate.
     “Canadian Prime Rate Loan” means (i) a Canadian Prime Rate Committed Loan or (ii) a Swing Line Loan that bears interest at a rate based on the Canadian Prime Rate.

     “Canadian Schedule I Reference Lenders” means The Bank of Nova Scotia, Bank of Montreal and Royal Bank of Canada (or such other or additional Lenders as may be designated by the Administrative Agent and reasonably acceptable to the Company).
     “Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP, other than any Operating Lease.
     “Cash and Carry Purchases” means purchases of Petroleum Products for physical storage or in storage or in transit in pipelines which has been hedged by either a NYMEX contract, an OTC contract, an Intercontinental Exchange contract, or a contract for physical delivery.
     “Cash Collateralize” (i) with respect to Canadian BA’s, has the meaning specified in Section 5(b) of Schedule 2.01A and (ii) otherwise means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, payment Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
     “CDOR” means for any day, and relative to Canadian BA’s having any specified term and face amount, the discount rate per annum, calculated on the basis of a year of 365 days equal to (i) the average rate per annum (as determined by the Administrative Agent) for Canadian Dollar bankers’ acceptances having the specified term and face amount (or a term and face amount as closely as possible comparable to such specified term and face amount of the Canadian BA) that appear on the Reuters Screen CDOR page “Canadian Interbank Bid BA Fee Rates” (or such other page as the Administrative Agent shall nominate which replaces that page for the purpose of displaying rates quoted for such Canadian BA’s) at 10:00 a.m. (Toronto time) on the first day of such term, as reported by the Administrative Agent or (ii) if such rate does not appear on such CDOR page at 10:00 a.m. (Toronto time) on any such day, then CDOR will be determined by the Administrative Agent as being the arithmetic average of the annual discount rates of interest (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. (Toronto time) on the date at which the Lenders named on Schedule I to the Bank Act (Canada) are then offering to purchase bankers’ acceptances accepted by them having the specified term and face amount (or a term and face amount as closely as possible comparable to such specified term and face amount) of the Canadian BA.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and

Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
     “Change of Control” means the occurrence of any of the following events:
     (i) the acquisition of more than 50% of the Equity Interest in the general partner of Plains AAP by a Person that is not a Current Owner if (x) the Equity Interest held by such Person gives such Person the right to elect more than half of the members of the Board, (y) such Person exercises its right to elect more than half of the members of the Board and (z) giving effect to such election, more than half of the members of the Board are not Continuing Directors;
     (ii) the general partner of Plains AAP shall cease to be, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of a majority of the general partner interests of Plains AAP;
     (iii) Plains AAP shall cease to be, directly or indirectly, the beneficial owner (as defined above) of a majority of the limited liability company interests of General Partner; or
     (iv) General Partner shall cease to be, directly or indirectly, the beneficial owner (as defined above) of a majority of the general partner interest of the Company.
As used herein, “Board” means the board of directors or equivalent body of the general partner of Plains AAP; “Continuing Directors” means the members of the Board elected, appointed or otherwise designated by a Current Owner or by the Current Owners; “Current Owner” means (i) an owner, as of the effective date of this Agreement, of an Equity Interest in the general partner of Plains AAP and (ii) any Affiliate of such owner.
     “Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commitment” means, (a) as to each Lender other than the Swing Line Lender, such Lender’s obligation to (i) make Committed Loans to the Borrowers and accept and purchase Canadian BA’s from Designated Borrowers pursuant to Section 2.01, (ii) purchase participations in L/C Obligations, and (iii) purchase participations in Swing Line Loans and (b) as to the Swing Line Lender, its obligation to make Swing Line Loans to the Borrowers pursuant to Section 2.04; in each case, in an aggregate principal amount the Dollar Equivalent of which at any one time outstanding, does not exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01, as such amount may from time to time be increased pursuant to Section 2.16 or decreased pursuant to Section 2.06, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

     “Committed Borrowing” means (i) a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Committed Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01, or (ii) the acceptance or purchase by Lenders of Canadian Bankers’ Acceptances issued by a Designated Borrower under Section 2.01.
     “Committed Loan” has the meaning specified in Section 2.01.
     “Committed Loan Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Committed Loans made by such Lender, substantially in the form of Exhibit C-1.
     “Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Committed Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Companies’ Creditors Arrangement Act (Canada)” means the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended, including the regulations made and from time to time in force under that Act.
     “Company” has the meaning specified in the introductory paragraph hereto.
     “Company Guaranty” means the Guaranty of the payment Obligations of the Designated Borrowers made by the Company under Article X in favor of the Lender Parties.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit D.
     “Consolidated Assets” means, as of any date of determination, the total assets of the Company and its Subsidiaries as set forth on a consolidated balance sheet of the Company and its Subsidiaries for their most recently completed fiscal quarter, prepared in accordance with GAAP.
     “Consolidated EBITDA” means, for any period, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income for such period: (i) all interest charges and expenses, (ii) the provision for Federal, state, local and foreign income taxes (or franchise taxes, to the extent based upon net income) payable by the Company and its Subsidiaries (excluding, for the avoidance of doubt, Unrestricted Subsidiaries), (iii) depreciation, depletion and amortization expense, (iv) costs or expenses resulting from distributions or redemptions of the Company’s units issued pursuant to the Company’s long-term incentive plan, (v) any acquisition-related expenses deducted from Consolidated Net Income and associated with (A) closed acquisitions or (B) any other potential acquisitions that have not been abandoned (minus any acquisition-related expenses covered by clause (B) that relate to (x) potential acquisitions that have since been abandoned or (y) potential acquisitions that have not been consummated within one year following the date such expense was incurred (except that if the potential acquisition is the subject of a pending purchase and sale agreement as of such one-year date, such one-year period of time shall be extended until the first to occur of the termination of such purchase and sale agreement or the first day following the closing of the acquisition contemplated by such purchase and sale agreement)), and (vi) other non-recurring expenses of the Company and its Subsidiaries (excluding, for the avoidance of doubt, Unrestricted Subsidiaries) reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Company and its Subsidiaries (excluding, for the avoidance of doubt, Unrestricted Subsidiaries) and (ii) all non-cash items increasing Consolidated Net Income; provided, that, only for purposes of determining compliance with the financial covenants set forth in Section 7.08, if, since the beginning of the period ending on the date for which Consolidated EBITDA is determined, any Restricted Person shall have made any asset disposition or acquisition, shall have consolidated or merged with or into any Person (other than another Restricted Person), or shall have made any disposition or acquisition of a Restricted Person or of any partial ownership interest in any other Person, Consolidated EBITDA shall be calculated giving pro forma effect thereto as if the disposition, acquisition, consolidation or merger had occurred on the first day of such period, and such calculation shall be determined in good faith by a financial officer of the Company (and the Company will provide to the Administrative Agent such supporting information as Administrative Agent may reasonably request), without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated EBITDA, except cost reductions specifically identified at the time of disposition, acquisition, consolidation or merger that are attributable to personnel reductions, non-recurring maintenance and environmental costs and allocated corporate overhead; provided, further, Consolidated EBITDA may, as provided in Section 7.08, include Material Project EBITDA Adjustments and PNGS EBITDA Adjustments.
     “Consolidated Funded Indebtedness” means, as of any date of determination, the sum of (without duplication): (i) the outstanding principal amount of all Indebtedness which is classified as “long-term indebtedness” on a consolidated balance sheet of the Company and its Subsidiaries on a consolidated basis (excluding, for the avoidance of doubt, Unrestricted Subsidiaries) prepared as of such date in accordance with GAAP (subject to year-end audit adjustments with respect to non-year end periods) and any current maturities and other principal amount in respect of such Indebtedness due within one year but which was classified as “long-term indebtedness” at the creation thereof; (ii) the outstanding principal amount of Indebtedness for borrowed money of the Company and its Subsidiaries on a consolidated basis (excluding, for the avoidance of doubt, Unrestricted Subsidiaries) outstanding under a revolving credit, term or similar agreement (and renewals and extensions thereof); and (iii) the outstanding principal amount of Indebtedness in respect of Capital Leases of the Company and its Subsidiaries on a consolidated basis (excluding, for the avoidance of doubt, Unrestricted Subsidiaries); provided, however, Consolidated Funded Indebtedness shall not, if otherwise applicable, include (x) Indebtedness in respect of letters of credit, (y) Indebtedness incurred to finance Cash and Carry Purchases or (z) margin deposits.
     “Consolidated Leverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the trailing four quarter period ending on such date, as Consolidated EBITDA may be adjusted pursuant to Section 7.08.
     “Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis (excluding, for the avoidance of doubt, Unrestricted Subsidiaries), the net income of the Company and its Subsidiaries (excluding, for the avoidance of doubt, Unrestricted Subsidiaries) for that period, including any cash dividends or distributions actually received from any Unrestricted Subsidiaries or other Persons during such period, limiting net income attributed to any non-wholly-owned consolidated Subsidiary to a proportional amount of such Subsidiary’s net income equal to the Company’s direct or indirect ownership interest therein. “Consolidated Net Income” shall not include (i) any gain or loss from the sale of assets other than in the ordinary course of business, (ii) any non-cash gains or losses resulting from mark to market activity as a result of the implementation of SFAS 133 or EITF 98-10 or (iii) any extraordinary gains or losses. In addition, “Consolidated Net Income” shall not include the cost or proceeds of purchasing or selling options which are used to hedge future activity, until the period in which such hedged future activity occurs.
     “Consolidated Net Tangible Assets” means, as of any date of determination, the Consolidated Assets of the Company and its Subsidiaries, after deducting therefrom: (a) all current liabilities, excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt; and (b) the book value (net of any applicable reserves and accumulated amortization) of all goodwill, trade names, trademarks, patents and other like intangible assets, excluding fifty percent (50%) of goodwill attributed to the PPX Acquisition, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Company and its Subsidiaries for the Company’s most recently completed fiscal quarter, prepared in accordance with GAAP.
     “Consolidated Net Worth” means, at any date of determination, the sum of (a) preferred stock (if any), (b) par value of common stock, (c) capital in excess of par value of common stock, (d) partners’ capital or equity and (e) retained earnings, less treasury stock (if any), of such Person, all as determined on a consolidated basis.
     “Consolidated Total Capitalization” means the sum of (a) Consolidated Funded Indebtedness and (b) the Company’s Consolidated Net Worth.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “Debt Rating” has the meaning specified in the definition of “Applicable Rate”.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means, at any time during a Default Rate Period, (a) when used with respect to Obligations other than Letter of Credit Fees and Canadian Prime Rate Loans, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Eurocurrency Rate Loan plus 2% per annum, (b) when used with respect to Canadian Prime Rate Loans, an interest rate equal to (i) the Canadian Prime Rate plus (ii) the Applicable Rate applicable to Canadian Prime Rate Loans plus (iii) 2% per annum, and (c) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
     “Default Rate Period” means (a) any period during which an Event of Default, other than pursuant to Section 8.01(a), is continuing, provided that such period shall not begin until notice of the commencement of the Default Rate has been given to the Company by the Administrative Agent upon the instruction by the Required Lenders and (b) any period during which any Event of Default pursuant to Sections 8.01(a) is continuing unless the Company has been notified otherwise by the Administrative Agent upon the instruction by the Required Lenders.
     “Defaulting Lender” means, subject to Section 2.18(b), any Lender that, as determined by the Administrative Agent, (a) has failed to fund any of its funding obligations hereunder in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within two Business Days of the date required to be funded by it hereunder, or has failed to make any payment to the Administrative Agent required under Section 3.01(c)(ii) within the time specified therein, and the Administrative Agent shall have exercised its indemnification right against any Borrower pursuant to the second sentence of Section 3.01(c)(i), (b) has notified the Company or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.
     “Depository Bills and Notes Act (Canada)” means the Depository Bills and Notes Act (Canada), S.C. 1998, c. 13, as amended, including the regulations made and, from time to time, in force under that Act.
     “Designated Borrower” has the meaning specified in the introductory paragraph hereto.
     “Designated Borrower Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $600,000,000. The Designated Borrower Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “Designated Borrower Notice” has the meaning specified in Section 2.15.
     “Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.15.
     “Dollar” and “$” mean lawful money of the United States.
     “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars, the equivalent amount thereof in Dollars as reasonably determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with normal banking industry practice using the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Canadian Dollars.
     “Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, a State thereof or the District of Columbia.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, excluding, however, all debt securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests).
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
     “Eurocurrency Rate” means:
(a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 12:00 p.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 12:00 p.m. (London time) two Business Days prior to the commencement of such Interest Period; and
(b) for any interest calculation with respect to a Base Rate Loan or a Swing Line Loan based on the Eurocurrency Rate on any date, the rate per annum equal to (i) BBA LIBOR,

at approximately 12:00 p.m., London time on such date for Dollar deposits being delivered in the London interbank market for a term of seven days (or if a term of seven days is unavailable then a term of one month) commencing that day or (ii) if such published rates are not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made, continued or converted and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.
     “Eurocurrency Rate Committed Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.” Eurocurrency Rate Loans may be denominated in Dollars or in Canadian Dollars.
     “Eurocurrency Rate Loan” means (i) a Eurocurrency Rate Committed Loan or (ii) a Swing Line Loan that bears interest at a rate based on the Eurocurrency Rate.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income or net profits (however denominated), and franchise taxes or capital taxes imposed on it (in lieu of or in addition to net income or net profits taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or otherwise as a result of a present or former connection between the legal or beneficial recipient and the jurisdiction imposing the Tax (other than a connection arising solely from such recipient having executed, received a payment under, or enforced its rights under, this Agreement or any Loan Document) (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by such Borrower under Section 11.13), any withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (c), or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), (e) any Taxes under FATCA, and (f) any withholding tax that is imposed under the provisions of the Income Tax Act (Canada) on amounts paid or payable to any Person that is attributable to such Person not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with the person making the payment hereunder. Notwithstanding anything to the contrary contained in this definition (except paragraph (f)), “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender hereunder or under any other Loan Document as a result of a Change in Law, provided that such Lender shall have complied with Section 3.01(e)(i).
     “Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement [US/Canada Facilities] dated July 31, 2006, as amended by First Amendment to Second Amended and Restated Credit Agreement [US/Canada Facilities] dated July 31, 2007, among the Company, PMC (Nova Scotia) Company, PMCULC (successor-by-amalgamation to Plains Marketing Canada, L.P.), Bank of America, as administrative agent, Bank of America, acting through its Canada branch, as Canadian administrative agent, and the lenders named therein.
     “Existing Letters of Credit” means the letters of credit issued and outstanding under the Existing Credit Agreement as of the Closing Date.
     “Existing Maturity Date” has the meaning specified in Section 2.14(a).
     “FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
     “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor versions thereof that are substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letters” means each of the letter agreements among the Company and the Administrative Agent and/or the Arrangers and executed in relation to this Agreement and the transactions contemplated thereby.
     “Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall constitute a single jurisdiction.
     “Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

     “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
     “Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of the Company and its Subsidiaries on a consolidated basis, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Audited Financial Statements.
     “General Partner” means PAA GP LLC, a Delaware limited liability company, in its capacity as the sole general partner of the Company.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “GP LLC” means Plains All American GP LLC, a Delaware limited liability company.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hedged Inventory Credit Agreement” means that certain Third Restated Credit Agreement of even date herewith among Plains Marketing, Bank of America, N.A., as administrative agent, and the lenders named therein, as from time to time amended, supplemented or restated.

     “Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years (and not less than one year after the Maturity Date), which provides for the optional or mandatory deferral of interest or distributions, issued by the Company, or any business trusts, limited liability companies, limited partnerships or similar entities (a) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Restricted Subsidiaries) at all times by the Company or any other Restricted Person, (b) that have been formed for the purpose of issuing trust preferred securities or deferrable interest subordinated debt, and (c) substantially all the assets of which consist of (i) subordinated debt of the Company or another Restricted Person and (ii) payments made from time to time on the subordinated debt.
     “Income Tax Act (Canada)” means the Income Tax Act, R.S.C. 1985 c. 1 (fifth supplement), as amended, including the regulations made and, from time to time, in force under that Act.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) its obligations for the repayment of borrowed money,
     (b) its obligations to pay the deferred purchase price of property or services (excluding trade account payables arising in the ordinary course of business), other than contingent purchase price or similar obligations incurred in connection with an acquisition and not yet earned or determinable,
     (c) its obligations evidenced by a bond, debenture, note or similar instrument, other than surety, bid, performance, statutory and other similar bonds and instruments obtained in the ordinary course of business,
     (d) its obligations, as lessee, constituting principal under Capital Leases,
     (e) its direct or contingent reimbursement obligations with respect to the face amount of letters of credit pursuant to the applications or reimbursement agreements therefor,
     (f) its obligations for the repayment of outstanding banker’s acceptances, whether matured or unmatured,
     (g) Synthetic Lease Obligations, or
     (h) its obligations under guaranties of any obligations of any other Person described in the foregoing clauses (a) through (g).
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Indebtedness is expressly made non-recourse to such Person. The amount of any

Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 11.04(b).
     “Information” has the meaning specified in Section 11.07.
     “Initial Pro Forma Forecasts” means the pro forma financial projections and forecasts prepared by or at the direction of the Company and delivered by the Company to the Administrative Agent for the second half of the fiscal year ending December 31, 2011 and for the fiscal years ending December 31, 2012, December 31, 2013, December 31, 2014 and December 31, 2015.
     “Interest Act (Canada)” means the Interest Act, R.S.C. 1985, c. I-15, including the regulations made and, from time to time, in force under that Act.
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or a Canadian Prime Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Canadian Prime Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date of such Borrowing or the date such Eurocurrency Rate Loan is converted to or continued as a Eurocurrency Rate Loan and ending on the date seven days, fourteen days, one month, two months, three months or six months thereafter, as selected by the Company in its Committed Loan Notice or such other period that is twelve months or less requested by the Company and consented to by all the Lenders; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iii) no Interest Period shall extend beyond the Maturity Date.
     “IRS” means the United States Internal Revenue Service.

     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date as required pursuant to Section 2.03(c) or refinanced as a Committed Borrowing. Unless otherwise agreed by the applicable Borrower and the L/C Issuer, all L/C Borrowings shall be denominated in the currency of the Letter of Credit that was drawn upon that resulted in such L/C Borrowing.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Issuer” means (i) Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and (ii) any other Lender appointed as a replacement or additional “L/C Issuer” pursuant to the immediately succeeding sentence. The Administrative Agent may, with the consent of the Company and the Lender in question, or the Company may, with the consent of the Lender in question and notice to the Administrative Agent, appoint such Lender hereunder as an L/C Issuer in place of or in addition to Bank of America.
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including (without duplication) all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

     “Lender Parties” means the Administrative Agent, L/C Issuer and all Lenders.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent in accordance with the terms hereof.
     “Letter of Credit” means any letter of credit issued at the request of the Company hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.03(h).
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.
     “Loan Documents” means this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document, each Canadian BA, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17 of this Agreement, Fee Letters and any guaranty of the Obligations delivered in connection herewith.
     “Loan Party” means each of (i) the Company and (ii) each Designated Borrower.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, properties or financial condition of the Company and its Subsidiaries taken as a whole; (b) a material adverse effect on the ability of any Loan Party to pay its obligations under any Loan Document to which it is a party; or (c) a material adverse effect on the enforceability against any Loan Party of any material terms of any Loan Document to which it is a party.
     “Maturity Date” means the later of (a) such date that is five years from the Closing Date and (b) if the Maturity Date then in effect is extended pursuant to Section 2.14, such extended Maturity Date; provided, however, that if such date does not satisfy clause (a) of the definition of “Business Day,” the Maturity Date shall be the next preceding Business Day.

     “Merrill Lynch” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.
     “Moody’s” means Moody’s Investor Service, Inc. and any successor to the ratings agency business thereof.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control at such times and meeting the requirements of such a plan as described in Section 4064 of ERISA.
     “Non-Extending Lender” has the meaning specified in Section 2.14(b).
     “Notes” means, collectively, the Committed Loan Notes and the Swing Line Note.
     “Notice Date” has the meaning specified in Section 2.14(b).
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit or Canadian BA, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any of its Affiliates of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Operating Lease” means (i) an operating lease under GAAP, (ii) any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, and (iii) any lease entered into after the date of this Agreement that would have been considered an operating lease under the provisions of GAAP in effect as of December 31, 2010.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts, and (iii) with respect to any Canadian BA on any date, the Dollar Equivalent amount of the unpaid portion of the face amount thereof on such date.
     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with relevant banking industry rules on interbank compensation for major banks in the United States interbank market, and (b) with respect to any amount denominated in Canadian Dollars, the rate of interest per annum at which overnight deposits in Canadian Dollars, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
     “Participant” has the meaning specified in Section 11.06(d).
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Act” means the Pension Protection Act of 2006.
     “Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
     “Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Petroleum Products” means crude oil, condensate, natural gas, natural gas liquids (NGL’s), liquefied petroleum gases (LPG’s), refined petroleum products or any blend thereof.

     “Pine Prairie Lease” means, collectively, that certain Agreement to Lease With Option to Purchase, dated as of May 1, 2006, and that certain Conveyance and Lease Addendum No. 1, dated as of November 12, 2007, each by and between Industrial Revenue Board No. 1 of the Parish of Louisiana, Inc. and Pine Prairie Energy Center, LLC.
     “Plains AAP” means Plains AAP, L.P., a Delaware limited partnership.
     “Plains Marketing” means Plains Marketing, L.P., a Texas limited partnership.
     “Plains Pipeline” means Plains Pipeline, L.P., a Texas limited partnership.
     “Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.
     “Platform” has the meaning specified in Section 6.02.
     “PMCULC” means Plains Midstream Canada ULC, an Alberta unlimited liability corporation.
     “PNGS” means PAA Natural Gas Storage, L.P., a Delaware limited partnership.
     “PNGS Credit Agreement” means that certain Credit Agreement of even date herewith among PNGS, Bank of America, N.A., as administrative agent, and the lenders named therein, as from time to time amended, supplemented or restated.
     “PPX Acquisition” means (a) the merger of Pacific Energy Partners, L.P. (“PPX”) with and into the Company pursuant to that certain Agreement and Plan of Merger dated as of June 11, 2006 by and among PPX and certain of its Affiliates and the Company and certain of its Affiliates, (b) the purchase by the Company from LB Pacific, LP of certain equity interests in PPX and in certain Affiliates of PPX, pursuant to that certain Purchase Agreement dated as of June 11, 2006 by and among LB Pacific, LP and the Company, and (c) the acquisition of other property and interests, in each case pursuant to the foregoing agreements and related documents.
     “Principal Property” means, whether owned or leased on the date hereof or hereafter acquired:
     (a) any pipeline assets of any Restricted Person, including any related facilities employed in the transportation, distribution, terminalling, gathering, treating, processing, marketing or storage of crude oil or refined petroleum products, natural gas, natural gas liquids, fuel additives or petrochemicals; and
     (b) any processing or manufacturing plant or terminal owned or leased by any Restricted Person;
     (c) any storage facility of any Restricted Person, including all storage caverns and reservoirs, injection, compression and production wells, injection and withdrawal sites and facilities, transportation and gathering pipelines, treating and processing plants and facilities, compressors and compression units, and other facilities, equipment and other assets owned or leased by any Restricted Person employed in the injection, storage, withdrawal, transportation, gathering, terminalling, treating, processing, distribution, transportation and marketing of natural gas, natural gas liquids, crude oil and refined petroleum products;
     (d) all rights, titles, interests and estates in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous Hydrocarbon leases, and mineral fee interests associated with the foregoing; and
     (e) all volumes of natural gas stored at any storage facility required to remain in such storage facility (“base gas”) in order to provide necessary pressurization sufficient to extract (i) all third-party natural gas stored therein (“third-party gas”) and (ii) any other volumes of natural gas owned by the Company and its Subsidiaries and stored in such storage facility (“working gas”). For the avoidance of doubt, “Principal Property” shall not include third-party gas or working gas;
except, in the case of any of clauses (a) through (e): (i) any such assets consisting of inventories, furniture, office fixtures and equipment, including data processing equipment, vehicles and equipment used on, or useful with, vehicles, and (ii) any such asset, plant or terminal which, in the good faith opinion of the Board, is not material in relation to the activities of the Company and its Subsidiaries, taken as a whole.
     “Public Lender” has the meaning specified in Section 6.02.
     “Register” has the meaning specified in Section 11.06(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
     “Request for Credit Extension” means (a) with respect to a Borrowing (including Canadian BA’s), conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
     “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

     “Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, or any general partner thereof or any general partner of any such general partner or any sole member thereof, as the case may be, solely for purposes of the delivery of incumbency certificates and other certificates in respect of certain documents to be attached thereto pursuant to Sections 2.15, 2.16, 4.01 and 4.02, the secretary or any assistant secretary of such Loan Party, or any general partner thereof or any general partner of any such general partner or any sole member thereof, as the case may be, and solely for purposes of notices given pursuant to Article II, any other officer or employee of the Company, or any general partner thereof or any general partner of any such general partner or any sole member thereof, as the case may be, designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party, or any general partner thereof or any general partner of any such general partner or any sole member thereof, as the case may be, shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other equivalent action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash or other property, but excluding dividends or other distributions payable in Equity Interests in the Company) with respect to any Equity Interest of the Company, or any payment (whether in cash or other property, but excluding dividends or other distributions payable in Equity Interests in the Company), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination for value of any Equity Interest of the Company, or on account of any return of capital to holders of any Equity Interests of the Company.
     “Restricted Person” means any of the Company and each Subsidiary of the Company, but excluding, for the avoidance of doubt, Unrestricted Subsidiaries. As of the Closing Date, each of Plains Marketing, Plains Pipeline, PMCULC and PNGS and each of their respective Subsidiaries are Restricted Subsidiaries.
     “Restriction Exception” means (a) any applicable Law or any instrument governing Indebtedness or Equity Interests, or any applicable Law or any other agreement relating to any property, assets or operations of a Person whose Equity Interests are acquired, in whole or part, by a Restricted Person pursuant to an acquisition (whether by merger, consolidation, amalgamation or otherwise), as such instrument or agreement is in effect at the time of such acquisition (except with respect to Indebtedness incurred in connection with, or in contemplation of, such acquisition), or such applicable Law is then or thereafter in effect (as applicable), which is not applicable to the acquiring Restricted Person, or the property, assets or operations of the acquiring Restricted Person, other than the acquired Person, or the property, assets or operations of such acquired Person or such acquired Person’s Subsidiaries; provided that in the case of Indebtedness, the incurrence of such Indebtedness is not prohibited hereunder, (b) provisions with respect to the disposition or distribution of assets in joint venture agreements or other similar agreements entered into in the ordinary course of business, (c) (i) a lease, license or similar contract, which restricts in a customary manner the subletting, assignment, encumbrance or transfer of any property or asset that is subject thereto or the assignment, encumbrance or transfer of any such lease, license or other contract, (ii) mortgages, deeds of trust, pledges or other security instruments, the entry into which does not result in a Default, securing Indebtedness of a Restricted Person, which restricts the transfer of the property subject to such mortgages, deeds of trust, pledges or other security instruments, or (iii) customary provisions restricting disposition of, or encumbrances on, real property interests set forth in any reciprocal easements of any Restricted Person, (d) restrictions imposed pursuant to (i) this Agreement and the other Loan Documents, (ii) the Hedged Inventory Credit Agreement and its related loan documents and (iii) the PNGS Credit Agreement and its related loan documents, (e) restrictions on the transfer or encumbrance of property or assets which are imposed by the holder of Liens on property or assets of a Restricted Person, provided that neither the incurrence of such Lien nor any related Indebtedness results in a Default, (f) any agreement to, directly or indirectly, sell or otherwise dispose of assets or Equity Interests to any Person pending the closing of such sale, provided that such sale is consummated in compliance with any applicable provisions of this Agreement, (g) net worth provisions in leases and other agreements entered into by any Restricted Person in the ordinary course of business, (h) an agreement governing Indebtedness incurred to refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (d) and (e) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to such Restricted Person in any material respect as determined by the Board in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (d) and (e); and (i) Hybrid Securities or an indenture, document, agreement or security entered into or issued in connection with a Hybrid Security or otherwise constituting a restriction or condition on the payment of dividends or distributions by an issuer of a Hybrid Security.
     “Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in Canadian Dollars, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in Canadian Dollars pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in Canadian Dollars, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in Canadian Dollars, (iv) in the case of the Existing Letters of Credit, the Closing Date, and (v) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require; (c) with respect to Loans and Letters of Credit, each date on which a Borrower would otherwise be required to make a prepayment or Cash Collateralize payment Obligations pursuant to Section 2.05(d); and (d) with respect to any Canadian BA, each of the following: (i) each date of the funding of such Canadian BA and (ii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor to the ratings agency business thereof.
     “Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Canadian Dollars, same day funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in Canadian Dollars.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Significant Restricted Persons” means the Company and, as of each relevant date of determination, each Subsidiary of the Company (other than Unrestricted Subsidiaries) that owns five percent (5%) or more of the Company’s Consolidated Net Tangible Assets.
     “Specified Acquisition” means one or more acquisitions of assets or entities or operating lines or divisions or Equity Interests in any rolling 12-month period, excluding any acquisitions included in a prior Specified Acquisition, for an aggregate purchase price of not less than $150,000,000.
     “Specified Equity Offering” means one or more issuances of equity by the Company for aggregate net cash proceeds of not less than fifty percent (50%) of the aggregate purchase price of the Specified Acquisition.
     “Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 12:00 p.m. on the Business Day immediately preceding the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer, as the case may be, may obtain such spot rate from another comparable and major financial institution reasonably designated by the Administrative Agent or the L/C Issuer, as the case may be, if the Person acting in such capacity does not have as of the date of determination a spot buying rate available to it for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Canadian Dollars.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company, unlimited liability corporation or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided, however, that no Unrestricted Subsidiary shall be deemed to be a Subsidiary of any Restricted Person for purposes of any Loan Document except as provided in Section 7.09 hereof. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
     “Supermajority Lenders” means, as of any date of determination, Lenders (or as the context may require, Lenders directly affected thereby) having more than 75% of the Aggregate Commitments (or, with respect to Lenders directly affected thereby, the aggregate Commitments of such Lenders) or, if the commitment of each Lender to make Loans and the obligation of the

L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders (or Lenders directly affected thereby) holding in the aggregate more than 75% of the Total Outstandings (or, with respect to Lenders directly affected thereby, the aggregate Outstanding Amount of such Lenders) (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
     “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
     “Swing Line Loan” has the meaning specified in Section 2.04(a).
     “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

     “Swing Line Note” means a promissory note made by the Company in favor of the Swing Line Lender evidencing Swing Line Loans made by the Swing Line Lender, substantially in the form of Exhibit C-2.
     “Swing Line Sublimit” means an amount equal to the lesser of (a) $150,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment); provided, however, to the extent included in the foregoing, Operating Leases entered into in the ordinary course of business are excluded therefrom.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Threshold Amount” means $50,000,000.
     “Total Outstandings” means the aggregate Outstanding Amount of all Loans, all L/C Obligations and all Canadian BA’s.
     “Type” means with respect to a Committed Loan or a Swing Line Loan, its character as a Base Rate Loan, a Canadian Prime Rate Loan or a Eurocurrency Rate Loan.
     “United States” and “U.S.” mean the United States of America.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     “Unrestricted Subsidiary” has the meaning specified in Section 7.09.
     “Working Capital Borrowing” has the meaning specified in Section 2.02(a).
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “or” is not exclusive and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, unless expressly so limited, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.06 Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Canadian Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. The Administrative Agent or the L/C Issuer, as applicable, shall notify the Company from time to time upon request of the Spot Rate in effect at such time and the determination thereof. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.
     (b) Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in Canadian Dollars, such amount shall be the Canadian Dollar Equivalent of such Dollar amount (rounded to the nearest unit of Canadian Dollars, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.
     1.07 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time; provided, further, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic reductions in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the amount available to be drawn under such Letter of Credit at such time.
ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to each requesting Borrower in Dollars or in Canadian Dollars from time to time, and accept and purchase drafts of Canadian Bankers’ Acceptances issued under this Agreement by each requesting Designated Borrower, in each case, on a several basis, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Canadian BA’s (or Canadian BA Equivalent Loans) accepted and purchased from the Designated Borrowers shall not exceed such Lender’s Commitment, (iii) the aggregate Outstanding Amount of all Loans made to, Letters of Credit issued at the request of, and Canadian BA’s accepted and purchased from, the Designated Borrowers shall not exceed the Designated Borrower Sublimit, and (iv) the aggregate Outstanding Amount of all Loans and Letters of Credit denominated in Canadian Dollars and Canadian BA’s shall not exceed the Canadian Dollar Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, each requesting Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans (with respect to Loans denominated in Dollars) or Eurocurrency Rate Loans, as further provided herein.
     2.02 Borrowings, Conversions and Continuations of Committed Loans.
     (a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Committed Loans shall be made upon a Borrower’s irrevocable (subject to Section 3.03) notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of (A) any Borrowing of Eurocurrency Rate Committed Loans (as to Canadian Dollars), (B) any continuation of Eurocurrency Rate Committed Loans (as to Canadian Dollars) or (C) any Borrowing of Canadian BA’s, (ii) two Business Days prior to the requested date of (A) any Borrowing of Eurocurrency Rate Committed Loans (with respect to Loans denominated in Dollars), or (B) any conversion to or continuation of Eurocurrency Rate Committed Loans (with respect to Loans denominated in Dollars) to Base Rate Committed Loans, and (iii) on the requested date of any Borrowing of Base Rate Committed Loans; provided, however, that if such Borrower wishes to request Eurocurrency Rate Committed Loans (with respect to Loans denominated in Dollars) having an Interest Period other than seven days, fourteen days, one month, two months, three months or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 p.m. three Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent (x) shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all such Lenders and (y) not later than 12:00 p.m., two Business Days before the requested date of such Borrowing, conversion or continuation, shall notify such Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders; provided, further, if any requested Committed Borrowing or portion thereof is to be utilized exclusively for working capital purposes (such Committed Borrowing or such portion being called a “Working Capital Borrowing”), such Borrower shall specify in the Committed Loan Notice that such Committed Borrowing or such portion is a Working Capital Borrowing. In addition, any repayment of a Loan that is intended as a repayment of all or any part of the outstanding amount of one or more Working Capital Borrowings shall be so identified to the

Administrative Agent at the time of such repayment. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Committed Loans shall be (A) with respect to Loans denominated in Dollars, in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof and (B) with respect to Loans denominated in Canadian Dollars, in a principal amount of C$1,000,000 or a whole multiple of C$100,000 in excess thereof. Except as provided in Sections 2.04(c) and 2.05(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether such Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Committed Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued (or the aggregate face amount of the Canadian BA’s to be accepted, if applicable), (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto (or the maturity of the Canadian BA’s, if applicable), (vi) the currency of the Committed Loans to be borrowed and (vii) if applicable, the Designated Borrower. If a Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If a Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to Base Rate Loans (with respect to Loans denominated in Dollars); provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in Canadian Dollars, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Committed Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Committed Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.
     (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans or Canadian BA’s, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 2:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in Canadian Dollars (or, in the case of Canadian BA’s, such amount with respect thereto in accordance with Section

4(b) of Schedule 2.01A), in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent, at the Company’s election, either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Company as set forth in the Committed Loan Notice; provided, however, that if, immediately prior to delivery by the applicable Borrower of the Committed Loan Notice with respect to such Borrowing, there are L/C Borrowings in such currency outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.
     (c) Except as otherwise provided herein, a Eurocurrency Rate Committed Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Committed Loan. Upon the occurrence and during the continuation of an Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Committed Loans (whether in Dollars or Canadian Dollars) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in Canadian Dollars be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, in each case, on the last day of the then current Interest Period with respect thereto.
     (d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Committed Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate and the effective date thereof promptly following the public announcement of such change.
     (e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect at any one time with respect to Committed Loans.
     2.03 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in Canadian Dollars (unless the L/C Issuer shall have notified the Company that the L/C Issuer does not as of such requested issuance date issue Letters of Credit in Canadian Dollars) for the account of the Company or a Designated Borrower, for its use and the

use of any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or such Designated Borrower, for its use and the use of any of its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Outstandings shall not exceed the Aggregate Commitments, (x) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Canadian BA’s (or Canadian BA Equivalent Loans) accepted and purchased from the Designated Borrowers shall not exceed such Lender’s Commitment, (y) the aggregate Outstanding Amount of all Loans made to, Letters of Credit issued at the request of, and Canadian BA’s accepted and purchased from, the Designated Borrowers shall not exceed the Designated Borrower Sublimit, and (z) the aggregate Outstanding Amount of all Loans and Letters of Credit denominated in Canadian Dollars and Canadian BA’s shall not exceed the Canadian Dollar Sublimit. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence, based on the Company’s reasonable determination of the Dollar Equivalent of any such Obligations denominated in Canadian Dollars. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly a Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
     (ii) The L/C Issuer shall not issue any Letter of Credit, if:
     (A) subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
     (B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
     (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is entitled to be, but is not so, compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it (for which the L/C Issuer is entitled to be, but is not so, reimbursed hereunder);
     (B) the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally; provided that, upon request of the applicable Borrower, the L/C Issuer shall provide to such Borrower a reasonably detailed description thereof;
     (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;
     (D) the Letter of Credit is to be denominated in a currency other than Dollars or Canadian Dollars;
     (E) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;
     (F) any Lender is at that time a Defaulting Lender, unless either (1) the requesting Borrower has delivered to the Administrative Agent Cash Collateral in an amount equal to such L/C Issuer’s actual Fronting Exposure (after giving effect to Section 2.18(a)(iv) and any other Cash Collateral provided by the Defaulting Lender) with respect to the Defaulting Lender or (2) such L/C Issuer has otherwise entered into arrangements satisfactory to such L/C Issuer (in its sole discretion) with the Company or such Lender to eliminate such L/C Issuer’s Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender, in either case, arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has Fronting Exposure, as it may elect in its sole discretion; or
     (G) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
     (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
     (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

     (vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) to the extent provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the applicable Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.
     (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from a Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from the Administrative Agent (who hereby agrees to provide contemporaneous notice to such Borrower) or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in

Section 4.02 shall not then be satisfied, specifying in reasonable detail the relevant condition or conditions not then satisfied, and the basis for such assertion, and such condition or conditions, as applicable, remain unsatisfied on such requested date of issuance or amendment, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
     (iii) If a Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving written prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon between such Borrower and the L/C Issuer at the time such Letter of Credit is issued. The L/C Issuer of any Auto-Extension Letter of Credit hereby agrees to contemporaneously furnish to the applicable Borrower a copy of any denial of the extension of such Auto-Extension Letter of Credit. Unless otherwise directed by the L/C Issuer, the applicable Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent (who hereby agrees to provide contemporaneous notice to the requesting Borrower) that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent (who hereby agrees to provide contemporaneous notice to such Borrower) or such Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, specifying in reasonable detail the relevant condition or conditions not then satisfied, and such condition or conditions, as applicable, are unsatisfied on such extension date, and the basis for such assertion, and in each such case directing the L/C Issuer not to permit such extension.
     (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the

L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in Canadian Dollars, the applicable Borrower shall reimburse the L/C Issuer in Canadian Dollars, unless such Borrower and the L/C Issuer agree that such Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in Canadian Dollars, the L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If the L/C Issuer shall give notice to the applicable Borrower prior to 12:00 p.m. on the date of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Canadian Dollars (each such date, an “Honor Date”), such Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency (and if the L/C Issuer shall give notice to such Borrower at or after such time, such Borrower shall reimburse the L/C Issuer by such time on the following Business Day). If the applicable Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans (with respect to Letters of Credit denominated in Dollars) or Canadian Prime Rate Loans (with respect to Letters of Credit denominated in Canadian Dollars) to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans or Canadian Prime Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice and without giving effect to such Borrower’s failure to so reimburse the L/C Issuer as provided in this Section 2.03(c)(i)). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender shall, upon any notice pursuant to Section 2.03(c)(i) prior to 12:00 p.m., make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent (and, if such notice pursuant to Section 2.03(c)(i) is at or after 12:00 p.m., each such Lender shall make such funds available not later than 2:00 p.m. on the following Business Day), whereupon, subject to the provisions of Section

2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan (with respect to any such Unreimbursed Amount denominated in Dollars) or Canadian Prime Rate Loan (with respect to any such Unreimbursed Amount denominated in Canadian Dollars) to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans or Canadian Prime Rate Loans because the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice and without giving effect to such Borrower’s failure to reimburse the L/C Issuer as provided in Section 2.03(c)(i)) cannot be satisfied or because the L/C Issuer’s notice pursuant to Section 2.03(c)(i) is at or after 12:00 p.m. or for any other reason, the applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on the second Business Day following the corresponding Honor Date (together with interest) and shall bear interest on the amount thereof from time to time outstanding at the Base Rate or Canadian Prime Rate, as applicable, in effect from time to time, and if not repaid by 12:00 p.m. on such second succeeding Business Day, shall thereafter bear interest on the amount thereof from time to time outstanding at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender to such Borrower in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
     (v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company, any Designated Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the applicable Borrower of a Committed Loan Notice and without giving effect to such Borrower’s failure to so reimburse the L/C Issuer as provided in this Section 2.03(c)(i)). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

     (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the applicable Overnight Rate from time to time in effect and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the portion thereof equal to such Lender’s Applicable Percentage of the Unreimbursed Amount shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the payment Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the applicable Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
     (v) any adverse change in the relevant exchange rates or in the availability of Canadian Dollars to the Company or any Subsidiary or in the relevant currency markets generally; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.
     Each Borrower shall promptly examine a copy of each Letter of Credit requested by it and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will promptly notify the L/C Issuer and the L/C Issuer will correct such claim in conformity with such Borrower’s instructions or as otherwise agreed between such Borrower and the L/C Issuer, subject to the terms hereof. Each Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit requested by such Borrower, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any

Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit, requested by such Borrower; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct, gross negligence or the material breach of any of its obligations hereunder or under any Issuer Document or under any Letter of Credit issued on such Borrower’s behalf or the L/C Issuer’s willful failure to pay under any Letter of Credit, requested by such Borrower after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the applicable Borrower when a Letter of Credit is issued, including any such agreement applicable to an Existing Letter of Credit, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
     (h) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each commercial or standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender or the Company has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.18(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Such Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
     (i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Fee Letter among the Company, the Administrative Agent, and Merrill Lynch, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, and (ii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter among the Company, the Administrative Agent and Merrill Lynch, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee with respect to standby Letters of Credit shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Company shall pay directly to the L/C Issuer for its own account in Dollars the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect, effective schedules of which will be provided to the Company upon its request. Such customary fees and standard costs and charges are due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December and are nonrefundable.
     (j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit is issued or outstanding hereunder is in support of any obligations of a Subsidiary, the applicable Borrower (and not any such Subsidiary) that requested such Letter of Credit shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit requested by it. Each Borrower hereby acknowledges that the issuance of Letters of Credit requested by it in support of the obligations of any of its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives benefits from the business of such Subsidiary.
     2.04 Swing Line Loans.
     (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in Dollars or in Canadian Dollars from time to time (each such loan, a “Swing Line Loan”) to each requesting Borrower, in each case, on a several basis, from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Canadian BA’s (or Canadian BA Equivalent Loans) accepted and purchased from the Designated Borrowers shall not exceed such Lender’s Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, each requesting Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Swing Line Loans may be Base Rate Loans, Canadian Prime Rate Loans or Eurocurrency Rate Loans. Immediately upon the making of a Swing Line Loan to a Borrower, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.
     (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon a Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000 (with respect to Swing Line Loans denominated in Dollars) or C$1,000,000 (with respect to Swing Line Loans denominated in Canadian Dollars), (ii) whether such Swing Line Loan is a Base Rate Loan, a Canadian Prime Rate Loan or a Eurocurrency Rate Loan (and if a Eurocurrency Rate Loan, either (x) the applicable Interest Period thereof or (y) that the daily floating Eurocurrency Rate provided in clause (b) of the definition thereof shall apply), (iii) the requested borrowing date, which shall be a Business Day and (iv) the currency of the Swing Line Loan to be borrowed. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that it believes in good faith that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, specifying in reasonable detail the relevant condition or conditions not then satisfied and the basis for such assertion, and such condition or conditions, as applicable, remain unsatisfied on such requested date of issuance or amendment, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m., in the case of any Swing Line Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Swing Line Loan in Canadian Dollars, in each case on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to such Borrower, at such Borrower’s election, either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by such Borrower as set forth in the Swing Line Loan Notice.
     (c) Refinancing of Swing Line Loans.
     (i) The Swing Line Lender at any time in its sole discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan (with respect to Swing Line Loans denominated in Dollars) or a Canadian Prime Rate Loan (with respect to Swing Line Loans denominated in Canadian Dollars), in each case, in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans denominated in such currency then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans or Canadian Prime Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 2:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan (with respect Swing Line Loans denominated in Dollars) or Canadian Prime Rate Loan (with respect Swing Line Loans denominated in Canadian Dollars) to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
     (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i) or pursuant to a Borrowing requested in accordance with Section 2.02, as the case may be, the request for Base Rate Committed Loans or Canadian Prime Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

     (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the applicable Overnight Rate from time to time in effect and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the portion thereof equal to such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company, any Designated Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.
     (d) Repayment of Participations.
     (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The

Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the payment Obligations and the termination of this Agreement.
     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or Canadian Prime Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
     (f) Payments Directly to Swing Line Lender. The applicable Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
     2.05 Prepayments.
     (a) Each Borrower may, upon notice from such Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) three (with respect to Committed Loans denominated in Canadian Dollars) or two (with respect to Committed Loans denominated in Dollars) Business Days prior to any date of prepayment of Eurocurrency Rate Committed Loans and (B) on the date of prepayment of Base Rate Committed Loans or Canadian Prime Rate Loans; (ii) any prepayment of Eurocurrency Rate Committed Loans denominated in Dollars shall be in a principal amount of $2,500,000 or a whole multiple of $250,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Canadian Dollars shall be in a minimum principal amount of C$2,500,000 or a whole multiple of C$500,000 in excess thereof, (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof and (v) any prepayment of Canadian Prime Rate Loans shall be in a principal amount of C$250,000 or a whole multiple of C$50,000 in excess thereof, or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Rate Committed Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that a notice of prepayment delivered by such Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a securities offering, and the receipt of proceeds thereunder, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such conditions are not satisfied. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.18, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages. No Canadian

BA may be prepaid except by depositing the full face amount of such Canadian BA with the Administrative Agent in accordance with Section 5(c) of Schedule 2.01A.
     (b) Each Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
     (c) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrowers shall immediately upon demand prepay Loans and/or Cash Collateralize the L/C Obligations or Canadian BA’s in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations or Canadian BA’s pursuant to this Section 2.05(c) unless after the prepayment in full of the Committed Loans and Swing Line Loans the Total Outstandings exceed the Aggregate Commitments then in effect.
     (d) If for any reason the Outstanding Amount of all Loans and Letters of Credit denominated in Canadian Dollars at such time exceeds an amount equal to 105% of the Canadian Dollar Sublimit then in effect, then the Borrowers shall immediately upon demand prepay Loans and/or Cash Collateralize the L/C Obligations and/or Canadian BA’s in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations or Canadian BA’s pursuant to this Section 2.05(d) unless after the prepayment in full of the Committed Loans and Swing Line Loans in Canadian Dollars the Outstanding Amount of all Letters of Credit denominated in Canadian Dollars and Canadian BA’s exceeds the Canadian Dollar Sublimit.
     (e) For an economically meaningful period of time in each fiscal year of the Company, as reasonably determined by General Partner, the aggregate outstanding principal balance of all Working Capital Borrowings shall be reduced to a relatively small amount as may be reasonably specified by General Partner.
     2.06 Termination or Reduction of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 p.m. two Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Canadian Dollar Sublimit, the Designated Borrower Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the

Lenders of any such notice of termination or reduction of the Aggregate Commitments. The amount of any such Aggregate Commitment reduction shall not be applied to the Canadian Dollar Sublimit, the Designated Borrower Sublimit or the Swing Line Sublimit unless otherwise specified by the Company. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
     2.07 Repayment of Loans. (a) Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans made to such Borrower outstanding on such date.
     (b) Each Borrower shall repay each Swing Line Loan made to such Borrower on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.
     2.08 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Committed Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Canadian Prime Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate; (iv) each Eurocurrency Rate Swing Line Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the daily floating Eurocurrency Rate provided in clause (b) of the definition thereof for such Interest Period plus the Applicable Rate; (v) each Base Rate Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (vi) each Canadian Prime Rate Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate.
     (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) During any Default Rate Period, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
          (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(d) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.
     2.09 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:
     (a) Facility Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee in Dollars equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Committed Loans, Swing Line Loans and L/C Obligations), regardless of usage, subject to adjustment as provided in Section 2.18. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
     (b) Other Fees. (i) The Company shall pay to the Arrangers and the Administrative Agent for their own respective accounts in Dollars fees in the amounts and at the times specified in their respective Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except as expressly set forth therein.
     (ii) The Company shall pay to the Lenders such fees as shall have been separately agreed upon between the Company and the Administrative Agent and/or

Lenders, as the case may be, in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except as expressly agreed to in writing.
     2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) and Canadian Prime Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.11 Evidence of Debt.
     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to each Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing on their respective payment Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Committed Loan Note and/or a Swing Line Note, as applicable, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     2.12 Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as

Otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in Canadian Dollars, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in Canadian Dollars shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Canadian Dollars and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in Canadian Dollars, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Canadian Dollars payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in Canadian Dollars, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurocurrency Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans or Canadian Prime Rate Loans prior to 1:00 p.m. on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans or Canadian Prime Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the applicable Overnight Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans or Canadian Prime Rate Loans, as applicable. If such Borrower and such Lender shall pay such principal or interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such principal and interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid (excluding interest and fees as aforesaid) shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the applicable Overnight Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(d) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(d) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(d).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

     2.13 Sharing of Payments by Lenders. Subject to Section 11.08 with respect to a Defaulting Lender, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it or Canadian BA’s accepted by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its Applicable Percentage thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and Canadian BA’s and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or Canadian BA’s or subparticipations in L/C Obligations or Swing Line Loans to any permitted assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
     2.14 Extension of Maturity Date.
     (a) Requests for Extension. The Company may once each calendar year during the Availability Period, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 30 days prior to the first anniversary of the Closing Date and not later than 30 days prior to the Maturity Date then in effect hereunder (the “Existing Maturity Date”), request that each Lender extend such Lender’s Maturity Date for one additional year from the Existing Maturity Date.
     (b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is 15 days after the date of the Company’s notice to the Administrative

Agent under subsection (a) above, advise the Administrative Agent (and the Administrative Agent shall upon the Company’s request prior to the Notice Date advise the Company as to Lenders’ responses) whether or not such Lender agrees to such extension, and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date); provided, that any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
     (c) Notification by the Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section on the Notice Date (or, if such date is not a Business Day, on the next following Business Day).
     (d) Additional Commitment Lenders. The Company shall have the right, both before and after the effectiveness of a requested extension under this Section 2.14, to replace any Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each such Eligible Assignee replacing a Non-Extending Lender on or before the effectiveness of a requested extension under this Section 2.14, an “Additional Commitment Lender”) as provided in Section 3.06(b) and Section 11.13; provided that each such Additional Commitment Lender shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the effectiveness of such requested extension, undertake a Commitment (and, if any such Additional Commitment Lender is a Lender on the effective date referenced in the immediately succeeding clause (e), its Commitment shall be in addition to such Lender’s Commitment hereunder on such date). Any Eligible Assignee replacing a Non-Extending Lender after the effectiveness of a requested extension shall enter into an Assignment and Assumption with such Non-Extending Lender assuming such Non-Extending Lender’s Commitment with such extended Maturity Date.
     (e) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date (each an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect on the Notice Date, then, subject to the conditions set forth in Section 2.14(d), effective as of the Notice Date, or such later date as the Administrative Agent and the Company shall agree, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the same date one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement. The Maturity Date of each Non-Extending Lender remaining a Lender hereunder shall remain the Existing Maturity Date; provided, the Company shall continue to have the right to replace any such Non-Extending Lender following the effectiveness of any such extension as provided in Section 2.14(d).
     (f) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Company shall deliver to the Administrative Agent a certificate dated as of the

Notice Date signed by a Responsible Officer of the Company (i) certifying and attaching the resolutions adopted by the Company approving or consenting to such extension and (ii) certifying that, before and immediately after giving effect to such extension, (A) the representations and warranties of (1) the Company contained in Article V and (2) any Loan Party in any other Loan Document are true and correct in all material respects on and as of the Notice Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default or Event of Default exists. In addition, on the Maturity Date of each Non-Extending Lender, each Borrower shall prepay the Loans made to such Borrower and outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Loans ratable with any revised Applicable Percentages of the Lenders effective as of such date.
     (g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.
     2.15 Designated Borrowers. (a) The Company may at any time, upon not less than 10 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any wholly-owned Canadian Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit F-1 (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent shall have received such supporting resolutions, incumbency certificates, certification as to Canadian corporate access number, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be reasonably requested by the Administrative Agent or the Required Lenders, and Notes signed by such new Borrowers to the extent any Lenders so request. Promptly following receipt of all such requested resolutions, incumbency certificates, certification, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit F-2 (a “Designated Borrower Notice”) to the Company and the Lenders specifying the date of such notice (or such later date as the Company and the Administrative Agent may agree) as the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof. From such effective date to the date on which such Person’s status as a Designated Borrower is terminated pursuant to the immediately succeeding clause (c), (y) each of the parties agrees that such Designated Borrower shall be a Borrower for all purposes of this Agreement and the other Loan Documents and shall be entitled to request extensions of credit hereunder and (z) each Lender and the L/C Issuer agree to extend credit to such Designated Borrower, in each case, on the terms and subject to the conditions set forth herein. Notwithstanding the foregoing procedure for designating a Person as a Designated Borrower, effective as of the Closing Date, PMCULC shall be a “Designated Borrower” hereunder.

     (b) Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.15 hereby irrevocably appoints the Company as its agent for purposes of (i) requesting Committed Borrowings, conversions of Committed Loans from one Type to the other, and continuations of Eurocurrency Rate Committed Loans on its behalf pursuant to Section 2.02, requesting Letters of Credit on its behalf pursuant to Section 2.03, and requesting Swing Line Loans on its behalf pursuant to Section 2.04, which requests may also be made by such Designated Borrower and (ii) receiving any notice, demand, consent, acknowledgement, direction, certification or other communication to be delivered by the Administrative Agent, any L/C Issuer or the Swingline Lender to any Designated Borrower under this Agreement or any other Loan Document.
     (c) The Company may from time to time, upon not less than 5 Business Days’ notice from the Company to the Administrative Agent and Lenders (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Subsidiary’s status as a Designated Borrower, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, any outstanding Canadian BA’s issued by such Designated Borrower that are not Cash Collateralized pursuant to Section 5(b) of Schedule 2.01A or any outstanding Letters of Credit for the account of such Designated Borrower as of the effective date of such termination, which in any such event have not been assumed by the Company or one or more other Designated Borrowers. From and after the date of such termination and until the date such Person is re-designated a Designated Borrower, references to the term “Designated Borrower” shall exclude such Person.
     2.16 Increase in Commitments.
     (a) Request for Increase. Provided there exists no Default, upon (i) notice to the Administrative Agent (which shall promptly notify the Lenders) and (ii) substantially contemporaneous notice (with copy thereof to the Administrative Agent) to Eligible Assignees not then Lenders (each such Eligible Assignee, a “Proposed Lender”), the Company shall have the right promptly to effectuate from time to time and at any time, in accordance with the terms hereof, an increase in the aggregate amount of the then Aggregate Commitments provided that (y) the aggregate amount of the Aggregate Commitments as so increased shall not at any time exceed $2,100,000,000, and (z) each such increase shall be in a minimum amount of $50,000,000. At the time of sending such notices, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender and Proposed Lender is requested to respond (which shall in no event be less than five Business Days from the date of delivery of such notice to the Lenders, and which may be extended upon agreement by the Company and the Administrative Agent).
     (b) Lender Elections to Increase. Each Lender shall promptly notify the Administrative Agent and the Company within such time period whether or not it agrees to increase the amount of its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage (as it existed immediately prior to such proposed increase) and the amount of such proposed increase. Each Proposed Lender shall promptly notify the Administrative Agent and the Company within such time period whether or not it agrees to participate in such increased amount of the Aggregate Commitments, and at what amount it proposes to participate in such increased amount. Any Lender or Proposed Lender not responding within such time period shall be deemed to have declined to increase its Commitment, or participate in the increase in the aggregate amount of the Aggregate Commitments, as the case may be.
     (c) Effective Date and Allocations. If the aggregate amount of Aggregate Commitments are increased in accordance with this Section 2.16, the Administrative Agent and the Company shall promptly thereafter determine the effective date thereof (the “Increase Effective Date”) and the final allocation of such increase, and the Administrative Agent shall promptly notify the Company and the Lenders (including Proposed Lenders that have agreed to participate in such increase) of the final allocation of such increase and the Increase Effective Date.
     (d) Conditions to Effectiveness of Increase. As conditions precedent to each increase, (i) the Company shall deliver to the Administrative Agent a certificate of the Company dated as of the applicable Increase Effective Date, signed by a Responsible Officer of the Company, (y) certifying and attaching the resolutions adopted by the Company authorizing or consenting to such increase, as the case may be, and (z) certifying that, immediately before and after giving effect to such increase, (A) the representations and warranties of (1) the Company contained in Article V of this Agreement and (2) any Loan Party in any other Loan Document are true and correct in all material respects on and as of such applicable Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in Section 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default or Event of Default exists, and (ii) each Proposed Lender that is becoming a Lender shall (y) be subject to the reasonable approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender, which approvals shall not be unreasonably withheld, delayed or conditioned, and (z) execute and deliver a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Company. The Company shall prepay any Committed Loans outstanding on such applicable Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with the Applicable Percentages resulting from any non-ratable increase in the amount of the Aggregate Commitments under this Section 2.16 and in effect after giving effect thereto.
     (e) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.
     2.17 Cash Collateral.
     (a) Certain Credit Support Events. Within one Business Day following the written request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that remains outstanding for more than two Business Days, then the applicable Borrower shall deliver (or cause to be delivered) to the Administrative Agent Cash Collateral in an amount equal to such L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, then the Company shall deliver (or cause to be delivered) to the Administrative Agent Cash Collateral in an amount equal to the aggregate amount of all such L/C Obligations. The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that the applicable Borrower provide additional Cash Collateral in order to protect against the results of exchange rate fluctuations in accordance with Section 2.05(d). At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the L/C Issuer or the Swing Line Lender, the applicable Borrower shall deliver (or cause to be delivered) to the Administrative Agent Cash Collateral in an amount equal to the Fronting Exposure (after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
     (b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at Bank of America. Each Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c). If at any time the Administrative Agent reasonably determines that (i) Cash Collateral is subject to any right or claim of any Person (other than a claim of a nature residual to the claim of the Administrative Agent) other than the Administrative Agent as herein provided, or (ii) the total amount of such Cash Collateral is less than the applicable Fronting Exposure (and, following the Letter of Credit Expiration Date, all outstanding L/C Obligations), the applicable Borrower or the relevant Defaulting Lender will, promptly within one Business Day following written demand by the Administrative Agent, remit or provide (or cause to be remitted or provided) to the Administrative Agent additional Cash Collateral (x) not subject to any such right or claim or (y) in an amount sufficient to eliminate such deficiency.
     (c) Application. Notwithstanding anything to the contrary contained in this Agreement, but subject to subsection (d) below, Cash Collateral provided under any of this Section 2.17 or Sections 2.03, 2.05, 2.18 or 8.02 in respect of Letters of Credit or Swing Line Loans or Canadian BA’s shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans and obligations to fund participations therein and Canadian BA’s (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation), prior to any other application of such property as may be provided for herein.
     (d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure (and, following the Letter of Credit Expiration Date, to secure all outstanding L/C Obligations) shall be released promptly following (i) the elimination of the applicable Fronting Exposure (or, following the Letter of Credit Expiration Date, all secured L/C Obligations) (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vii))) or the expiration of the applicable Letter of Credit, as the case may be, or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however,

(x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.17 may, during the continuance of an Event of Default, be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations, and any such future Fronting Exposure shall be reduced by the amount so held.
     2.18 Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent not prohibited by applicable Law:
     (i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.
     (ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall, following application by Administrative Agent of any such payment by or on behalf of a Loan Party to the account of such Defaulting Lender with respect to such Obligation paid (and in lieu of being distributed to such Defaulting Lender pursuant to Section 2.12(a) or such other provision of this Agreement applicable with respect to the distribution thereof), be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender (and after giving effect to Section 2.18(a)(iv) and any Cash Collateral then held), to be held as Cash Collateral for Fronting Exposure with respect to such Defaulting Lender; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, or, so long as the amount of the Cash Collateral at such time is equal to the actual Fronting Exposure at such time, to substitute for and release to the applicable Borrower on a dollar-for-dollar basis, Cash Collateral previously provided by the applicable Borrower with respect to the applicable Defaulting Lender (subject to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer or the Swing Line Lender, as applicable, and such substituted amounts otherwise satisfying the requirements to constitute Cash Collateral hereunder); fifth, if so determined by the Administrative Agent and the Company, to be held in an interest bearing deposit account and released pro rata in order to (y) satisfy obligations of that Defaulting Lender to fund Loans under this Agreement or (z) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to future Letters of Credit issued under this Agreement in accordance with

Section 2.17; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender hereunder or as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to any Loan Party hereunder or as a result of any judgment of a court of competent jurisdiction obtained by such Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, with respect to this clause eighth, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all respective non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
     (iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any facility fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender and (y) shall be limited in its rights to receive Letter of Credit Fees as provided in Section 2.03(h) and, in each case, the Company shall not be required to pay to the Administrative Agent for the account of the Defaulting Lender or the Defaulting Lender any such fee, and no such fees shall accrue for the account of the Defaulting Lender, that otherwise would have been required to have been paid to that Defaulting Lender.
     (iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (A) each such reallocation shall be given effect only if (x) on the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default has occurred and is continuing, or (y) if a Default or Event of Default occurred and was continuing on such date, on a subsequent Business Day no Default or Event of Default has occurred and is continuing, and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender.

     (b) Defaulting Lender Cure. If the Company, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral and reimbursement of costs and expenses to each Loan Party), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.18(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Loan Party while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
     (c) Rights and Remedies against a Defaulting Lender. The Company may replace any Defaulting Lender in accordance with Section 11.13. The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.18 are in addition to, and cumulative and not in limitation of, all other rights and remedies that each of the Administrative Agent, the L/C Issuers, the Lenders and the Loan Parties may, at any time, have against, or with respect to, such Defaulting Lender.
ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the respective Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
     (ii) If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment by or on account of any obligation of such Borrower hereunder or under any other Loan Document, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
     (iii) If any Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment by or on account of any obligation of such Borrower hereunder or under any other Loan Document, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
     (b) Payment of Other Taxes by Each of the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes arising from payments required to be made by it hereunder or from its execution and delivery of, or performance by it of, or otherwise with respect to its obligations under, any Loan Document to which it is a party and imposed thereon under applicable Law to the relevant Governmental Authority in accordance with applicable Laws.
     (c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, each Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer (other than a Lender or L/C Issuer that is an affiliate of the Administrative Agent) for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to a Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. However, neither the Administrative Agent, any Lender, nor the L/C Issuer shall be entitled to receive any payment with respect to Indemnified Taxes or Other Taxes that are incurred or accrued more than 180 days prior to the date the Administrative Agent, such Lender, or the L/C Issuer gives notice and demand thereof to such Borrower.
     (ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify each Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the reasonable fees, charges and disbursements of any counsel for such Borrower or the Administrative Agent) incurred by or asserted against such Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to such Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other payment Obligations.
     (d) Evidence of Payments. As soon as reasonably practicable after request by a Borrower or the Administrative Agent, as the case may be, and after any payment of Indemnified Taxes or Other Taxes by such Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.
     (e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Company and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, (A) to determine (1) whether or not payments made by the respective Borrowers to such Lender hereunder or under any other Loan Document are subject to Taxes or information reporting, (2) if applicable, the required rate of withholding or deduction with respect to such payments, and (3) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the respective Borrowers pursuant to this Agreement or any other Loan Document or (B) to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions.

     (ii) Without limiting the generality of clause (i) above, if a Borrower is resident for tax purposes in the United States,
     (A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Company on behalf of such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;
     (B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the request of the Company on behalf of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so, or at such times prescribed by applicable Law), whichever of the following is applicable:
     (I) executed originals of Internal Revenue Service Form W-8BEN, or successor applicable form, claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (II) executed originals of Internal Revenue Service Form W-8ECI, or successor applicable form,
     (III) executed originals of Internal Revenue Service Form W-8IMY, or successor applicable form, and all required supporting documentation,
     (IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or successor applicable form, or
     (V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit such

Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
     (C) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender, L/C Issuer or Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, L/C Issuer or Administrative Agent shall deliver to the applicable Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the applicable Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender, L/C Issuer or Administrative Agent has complied with such Lender’s, L/C Issuer’s or Administrative Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
     (iii) Each Lender shall promptly (A) notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction in withholding taxes, (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender, and (C) deliver to the applicable Borrower and the Administrative Agent (1) such other documentation or information prescribed by applicable Law following the occurrence of any event requiring a change in the most recent documentation previously delivered pursuant to this subsection (e) so as to maintain compliance with such Lender’s obligations thereunder, and (2) prior to the date on which any documentation delivered pursuant to this subsection (e) expires or becomes obsolete, such documentation as may be necessary to maintain compliance with such Lender’s obligations thereunder.
     (iv) Each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, such documents and forms reasonably requested as are required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

     (f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.01with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to such Borrower or any other Person.
     3.02 Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or Canadian Dollars) or to accept Canadian BA’s, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or Canadian Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars or to convert Base Rate Committed Loans to Eurocurrency Rate Committed Loans or accept Canadian BA’s, as the case may be, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (with respect to Loans denominated in Dollars) or Canadian Prime Rate Loans (with respect to Committed Loans denominated in Canadian Dollars) (the interest rate on which Base Rate Loans or Canadian Prime Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the

Eurocurrency Rate or CDOR component of the Base Rate or Canadian Prime Rate, respectively), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for (a) a Eurocurrency Rate Loan or a conversion to or continuation thereof that (i) deposits (whether in Dollars or Canadian Dollars) are not being offered to banks in the applicable offshore interbank Eurocurrency market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Committed Loan (whether denominated in Dollars or Canadian Dollars) or in connection with an existing or proposed Base Rate Loan, or (iii) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Committed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or (b) Canadian BA’s that adequate and reasonable means do not exist for determining pricing with respect to such Canadian BA’s, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies or to issue Canadian BA’s shall be suspended (i) in respect to the applicable amount and Interest Period referred to in the preceding clause (a)(i), or (ii) in the circumstances referred to in the preceding clauses (a)(ii) and (iii) and (b), shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Committed Loans in the affected currency or currencies or for Canadian BA’s, as applicable, or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein or, in the case of a request for Eurocurrency Loans denominated in Canadian Dollars or Canadian BA’s, a request for a Committed Borrowing of Canadian Prime Rate Loans.
     3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or L/C Issuer;
     (ii) subject any Lender or L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it or any Canadian BA accepted by it, or change the basis of taxation of payments to such Lender or L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or L/C Issuer); or
     (iii) impose on any Lender or L/C Issuer or the London interbank market or the market for Canadian BA’s or any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Eurocurrency Rate Loan), of accepting any Canadian BA’s or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount), in each case, by an amount deemed in good faith by such Lender or L/C Issuer to be material, then, within five Business Days after written demand therefor by such Lender or L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by L/C Issuer, or the acceptance by such Lender of any Canadian BA, by an amount deemed in good faith by such Lender or L/C Issuer to be material based on that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time within five Business Days after written demand therefor, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company, if any, for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. Upon request by the Company, a Lender or L/C Issuer, as the case may be, shall also provide a certificate that such Lender or L/C Issuer is generally requesting such compensation from its other borrowers.
     (d) Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on Eurocurrency Rate Loans. The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.
     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or a Canadian Prime Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

     (b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or a Canadian Prime Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower; or
     (c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in Canadian Dollars on its scheduled due date or any payment thereof in a different currency, or
     (d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.13;
excluding any loss of anticipated profits but including any loss (other than loss of anticipated profits) or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.
A certificate of such Lender setting forth the amount of any such loss, cost or expense, including reasonably detailed calculations thereof, shall be delivered to the Company and the Administrative Agent and be conclusive absent manifest error. For purposes of calculating amounts payable by the Company (or the applicable Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Committed Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank eurocurrency market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Committed Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans or accepting Canadian BA’s hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Company hereby agrees to pay (or to cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

     (b) Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, or gives a notice pursuant to Section 3.02 and does not subsequently designate a different Lending Office or assign its rights and obligations hereunder to another of its offices, branches or affiliates as provided above, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender becomes a Defaulting Lender, (iv) other than as set forth in the immediately succeeding clause (v), any Lender fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or any other Loan Document that requires the consent of (A) the Required Lenders, and such election, consent, amendment, waiver or other modification is otherwise consented to by the Required Lenders, or (B) all Lenders (or all Lenders directly affected thereby), and such election, consent, amendment, waiver or other modification is otherwise consented to by Supermajority Lenders, or (v) any Lender becomes a Non-Extending Lender, then in each case, the Company may replace such Lender in accordance with Section 11.13.
     3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.01 Conditions Precedent to Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, if applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date and in the case of financial statements, the date or period of such financial statements) and each in form and substance reasonably satisfactory to the Administrative Agent:
     (i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;
     (ii) if so requested within three Business Days of the Closing Date, Swing Line Notes executed by each Borrower in favor of the Swing Line Lender and a Committed Loan Note executed by each Borrower in favor of each requesting Lender;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
     (iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party and General Partner is duly organized or formed, and that each of the Company and each Designated Borrower is validly existing and in good standing in its jurisdiction of organization, issued by the appropriate authorities of such jurisdiction;
     (v) favorable opinions of Tim Moore, Esq., General Counsel for the Company and PMCULC, Fulbright & Jaworski L.L.P., special Texas and New York counsel to the Company and PMCULC, and Bennett Jones LLP, special Canadian counsel for PMCULC, addressed to the Administrative Agent and each Lender;
     (vi) the Audited Financial Statements and the Initial Pro Forma Forecasts;
     (vii) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Section 4.02(a) and (b) have been satisfied, (B) the Initial Pro Forma Forecasts were prepared in good faith upon assumptions deemed reasonable by the Company at the time made, (C) that there has been no event or circumstance since the date of the most recent Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (D) the current Debt Ratings, and (E) the Company’s true and correct U.S. taxpayer identification number and PMCULC’s true and correct Canadian corporate access number;
     (viii) (A) evidence that the commitments under that certain 364-Day Credit Agreement dated January 3, 2011 among the Company, Bank of America, as administrative agent, and the lenders named therein, have been terminated, and (B) confirmation from the Administrative Agent under the Existing Credit Agreement that the Existing Credit Agreement has been replaced hereby, and, in each case, that all Subsidiary guaranties under such agreements are of no further force and effect;
     (ix) evidence that substantially contemporaneously with the effectiveness hereof, all subsidiary guaranties by any Subsidiaries of the Company delivered pursuant to that certain Indenture dated September 25, 2002 among the Company, PAA Finance Corp. and U.S. Bank, National Association, as trustee guaranteeing the obligations and indebtedness under such Indenture and the notes issued thereunder shall be terminated and released; and
     (x) such other assurances, certificates, documents, consents or opinions as the Administrative Agent may reasonably require.
     (b) All consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against each Loan Party of the Loan Documents to which it is a party shall have been obtained and shall be in full force and effect.
     (c) There shall not have occurred during the period from the date of the most recent Audited Financial Statements through and including the Closing Date any event or condition that has had or could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be no actions, suits, investigations, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
     (d) Any fees, including any arrangement fees, agency fees and upfront fees, and any expenses of the Arrangers and Administrative Agent, in each case, as agreed in writing by the Company, required to be paid on or before the Closing Date shall have been paid.
     (e) The Company shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date.
     Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto and the Administrative Agent hereby agrees to promptly provide the Company with a copy of any such notice received by the Administrative Agent.
     4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Committed Loans) is subject to the following conditions precedent:
     (a) The representations and warranties of (i) the Company contained in Article V and (ii) each Loan Party in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
     (b) No Default shall have occurred and be continuing, or would immediately result from such proposed Credit Extension or from the application of the proceeds thereof.
     (c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
     (d) If the applicable Borrower is a Designated Borrower (other than PMCULC), then the conditions of Section 2.15 to the designation of such Borrower as a Designated Borrower shall have been met to the reasonable satisfaction of the Administrative Agent.
     (e) In the case of a Credit Extension to be denominated in Canadian Dollars, there shall not have occurred, and the effect thereof be then continuing, any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Required Lenders (in the case of any Loans denominated in Canadian Dollars) or the L/C Issuer (in the case of any Letters of Credit to be denominated in Canadian Dollars) would make it impracticable for such Credit Extension to be denominated in Canadian Dollars.
ARTICLE V. REPRESENTATIONS AND WARRANTIES
     The Company represents and warrants to the Administrative Agent and the Lenders that:
     5.01 Existence, Qualification and Power. Each Loan Party and each Significant Restricted Person (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or equivalent power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) violate (i) the terms of such Person’s Organization Documents, (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) any provision of Law applicable to it, (b) result in the acceleration of any Indebtedness owed by it, (c) result in any breach of, or a default under, any material Contractual Obligation to which such Person is a party or to which its properties are bound or (d) result in the creation of any consensual Lien upon any of its material assets except as expressly contemplated in, or permitted by, the Loan Documents.
     5.03 Governmental Authorization; Other Consents. Except as expressly contemplated in or permitted by the Loan Documents, disclosed in Schedule 5.03 or disclosed pursuant to Section 6.03, no approval, consent, exemption or authorization of, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is required to be made or obtained by any Restricted Person a party thereto pursuant to the provisions of any material Law applicable to it as a condition to its execution, delivery or performance of this Agreement or any other Loan Document.
     5.04 Binding Effect. This Agreement has been, and each other Loan Document to which a Loan Party is a party, when delivered hereunder, will have been, duly executed and delivered by such Loan Party. This Agreement constitutes, and each other such Loan Document when so executed and delivered will constitute, a legal, valid and binding obligation of the Loan Party a party hereto or thereto, as the case may be, enforceable against such Loan Party that is party hereto or thereto in accordance with its terms, except, in each case (a) as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general principles of equity which may limit the right to obtain equitable remedies (regardless of whether such enforceability is a proceeding in equity or at law) and (b) as to the enforceability of provisions for indemnification and the limitations thereon arising as a matter of law or public policy.
     5.05 Financial Statements; No Material Adverse Effect.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Company and its Subsidiaries on a consolidated basis as of the respective dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
     (b) The unaudited consolidated balance sheets of the Company and its Subsidiaries dated June 30, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries on a consolidated basis as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
     (c) As of the Closing Date, for the period from December 31, 2010 through the Closing Date, there exists no event or circumstance with respect to the Company and its Subsidiaries taken as a whole, either individually or in the aggregate, that has then resulted in a Material Adverse Effect.
     5.06 Litigation. Except as disclosed in the Audited Financial Statements, in Schedule 5.06 or pursuant to Section 6.03, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
     5.07 Environmental Compliance. Except as disclosed in Schedule 5.07 or pursuant to Section 6.03, the Company and its Subsidiaries conduct their businesses in material compliance with applicable Environmental Laws and in the ordinary course of business, review claims received by, and made against, them which overtly allege liability or responsibility on any of them for violation by any of them of any material Environmental Law on their respective businesses, operations and material properties, which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.08 ERISA Compliance.
     (a) Except as disclosed in the Audited Financial Statements, in Schedule 5.08 or pursuant to Section 6.03, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Federal or state laws, to the extent that any non-compliance therewith could reasonably be expected to result in a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter has been submitted to the IRS. To the knowledge of the Company, nothing has occurred with respect to the Company or any ERISA Affiliate that would prevent or cause the loss of such tax-qualified status.
     (b) Except as disclosed in the Audited Financial Statements, in Schedule 5.08 or pursuant to Section 6.03, there are no pending or, to the knowledge of the Company, overtly threatened in writing, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Audited Financial Statements, in Schedule 5.08 or pursuant to Section 6.03, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or, actually known to the Company, could reasonably be expected to result in a Material Adverse Effect.
     (c) Except as disclosed in the Audited Financial Statements, in Schedule 5.08 or pursuant to Section 6.03, (i) no ERISA Event has occurred, and neither the Company nor any ERISA Affiliate has actual knowledge of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, (ii) the Company and each ERISA Affiliate has met, in all material respects, all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher, and neither the Company nor any ERISA Affiliate has actual knowledge of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date, (iv) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums or obligations of immaterial amounts, and there are no premium payments which have become due that are delinquent or are being contested in good faith, (v) neither the Company nor any ERISA Affiliate has, to its actual knowledge, engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA, and (vi) to the Company’s actual knowledge, no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, in each case with respect to each of the foregoing clauses (i) through (vi) of this Section 5.08(c), except as disclosed in the Audited Financial Statements, in Schedule 5.08 or pursuant to Section 6.03.
     5.09 Margin Regulations; Investment Company Act.
     (a) No Borrower is engaged or will engage, principally, or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

     (b) Neither the Company nor any other Loan Party is regulated under the Investment Company Act of 1940.
     5.10 Disclosure. There is no fact known to any Restricted Person that has not been disclosed to the Administrative Agent and the Lenders in writing which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement (including those delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished, when so modified or supplemented)) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading as of the date made or deemed made (or if such information expressly relates or refers to an earlier date, as of such earlier date); provided that, with respect to projected and forecast financial information, the Company represents only that such projections and forecasts were prepared in good faith based upon assumptions deemed reasonable by it at the time.
     5.11 Compliance with Laws. Except as set forth in Schedule 5.11 or in accordance with Section 6.03, each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith, and if necessary, by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
ARTICLE VI. AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or (unless a collateral arrangement satisfactory to the L/C Issuer has been entered into) any Letter of Credit shall remain outstanding, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03, and except in the case of the covenants set forth in Sections 6.04, 6.05, 6.06, 6.07, and 6.08, which shall be limited to Significant Restricted Persons) cause each Subsidiary to:
     6.01 Financial Statements. Deliver to the Administrative Agent the following statements and reports, at the Company’s expense:
     (a) promptly upon the filing thereof, and in any event within ninety (90) days after the end of each fiscal year, a copy of the Company’s Form 10-K, which report shall include the Company’s complete consolidated financial statements together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an opinion, without material qualification, based on an audit using generally accepted auditing standards, by PricewaterhouseCoopers LLP, or other independent certified public accountants selected by General Partner, stating that such consolidated financial statements have been so prepared, and these financial statements shall contain a consolidated balance sheet as of the end of such fiscal year and consolidated statements of earnings for such fiscal year, and such consolidated financial statements shall set forth in comparative form the corresponding figures for the preceding fiscal year; and
     (b) promptly upon the filing thereof, and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the Company’s Form 10-Q, which report shall include the Company’s unaudited consolidated balance sheet as of the end of such fiscal quarter and consolidated statements of the Company’s earnings and cash flows for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter.
As to any information contained in materials furnished pursuant to Section 6.02(b), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
     6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender (except as otherwise provided in subsection (c) below), in form and detail reasonably satisfactory to the Administrative Agent:
     (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief financial officer, principal accounting officer or treasurer of General Partner (i) stating that such Consolidated financial statements are accurate and complete in all material respects (subject to normal year-end adjustments), (ii) stating that such Person has reviewed the Loan Documents, (iii) containing calculations showing compliance (or non compliance) at the end of such fiscal quarter with the requirements of Section 7.08, (iv) stating that, to the best of such Person’s knowledge, no Default exists at the end of such fiscal quarter or at the time of such certificate or specifying the nature and period of existence of any such Default, and (v) identifying any Subsidiary designated as an Unrestricted Subsidiary since the date of the most-recently delivered prior certificate under this Section 6.02(a) (which delivery may, unless the Administrative Agent requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);
     (b) promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the unit holders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company filed with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (c) promptly, to the Administrative Agent, upon written request, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, in each case which are reasonably requested by the Administrative Agent or any Lender and not subject to confidentiality restrictions or attorney-client privilege; and
     (d) notice of any public announcement by Moody’s or S&P of any downgrade in a Debt Rating.
     Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02, (ii) on which such documents are delivered to the Administrative Agent for posting to the Platform or (iii) on which such documents are posted on the Company’s behalf on any other Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), and in either case, the Company notifies the Administrative Agent of such posting or link. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     Each Borrower hereby acknowledges that (a) the Administrative Agent or its authorized Affiliates will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that it instructs to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent or its authorized Affiliates, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07), (y) all Borrower Materials so marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information” and (z) the Administrative Agent or its authorized Affiliates shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
     6.03 Notices. Promptly notify the Administrative Agent and each Lender not later than five Business Days after any executive officer of the Company has knowledge:

     (a) of the occurrence of any Default; and
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.04 Payment of Taxes, Etc. (a) Timely file all required tax returns (including any extensions), (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property, and (c) maintain appropriate accruals and reserves for all of the foregoing as required by GAAP, except to the extent that (i) it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, diligently conducted and has set aside on its books adequate reserves therefor which are required by GAAP or (ii) such non-filing, non-payment or non-maintenance would not reasonably be expected to result in a Material Adverse Effect.
     6.05 Preservation of Existence, Etc. (a) Preserve and maintain its legal existence and good standing under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except, in each case (i) where the failure so to maintain or preserve (as the case may be) would not reasonably be expected to cause a Material Adverse Effect or (ii) as permitted in Section 7.03 or as a result of statutory conversions.
     6.06 Maintenance of Properties. Maintain all of its material properties and equipment that are necessary in the operation of its business in good working order and condition, ordinary wear and tear and obsoleteness excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.07 Maintenance of Insurance. Maintain, with financially sound and reputable insurance companies, insurance or, at its option, self-insure in such amounts (after giving effect to any self-insurance compatible with the following standards) and against such risks as are customarily insured by other Persons engaged in the same or similar businesses and owning similar properties; provided, however, that notwithstanding the foregoing provisions of this Section 6.07, the Company or any Subsidiary may effect workers’ compensation or similar insurance in respect of operations in any state or other jurisdiction through any insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance in accord with applicable laws. The insurance coverages and amounts will be reasonably determined by the Company, based on coverages carried by prudent owners of similar property, and with respect to each other Significant Restricted Person, may be maintained by the Company.
     6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings, if necessary, diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     6.09 Books and Records. Maintain full and accurate books of record and account in conformity with GAAP consistently applied.
     6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and to make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at such reasonable times during normal business hours, upon reasonable advance notice to the Company. Each of the foregoing inspections and examinations shall be made subject to compliance with applicable safety standards and the same conditions applicable to any Restricted Person in respect of property of that Restricted Person on the premises of Persons other than a Restricted Person or an Affiliate of a Restricted Person, and all information, books and records furnished or requested to be made, all information to be investigated or verified, all copies and abstracts of all information, books and records and all discussion conducted with any officer, employee or representative of any Restricted Person, in each case, shall be subject to any applicable attorney-client privilege exceptions which the Company or such Restricted Person determines is reasonably necessary and compliance with conditions to disclosures under non-disclosure agreements between any Restricted Person and Persons other than a Restricted Person or an Affiliate of a Restricted Person and the express undertaking of each Person acting at the direction of or on behalf of any Lender Party to be bound by the confidentiality provisions of Section 11.07 of this Agreement.
     6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for refinancing outstanding indebtedness under the Existing Credit Facility, working capital, capital expenditures, repayment of intercompany debt, acquisitions and other general corporate purposes not in violation of any Law applicable to it and not resulting in a Default or Event of Default.
ARTICLE VII. NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or (unless a collateral arrangement satisfactory to the L/C Issuer has been entered into) any Letter of Credit shall remain outstanding, the Company shall not (except in the case of the covenant set forth in Section 7.02, which shall be limited to Subsidiaries), nor shall it permit any Subsidiary (except in the case of the covenants set forth in Sections 7.03 and 7.06, which shall be limited to Significant Restricted Persons, and in the case of the covenant in Section 7.04, which shall be limited to the Company) to:
     7.01 Liens. Create, incur, assume or permit to exist any Lien upon any of its Principal Property or upon the Equity Interests of any Subsidiary to secure Indebtedness (other than, for the avoidance of doubt, Unrestricted Subsidiaries), whether now owned or hereafter acquired, other than the following:

     (a) Liens pursuant to any Loan Document or securing any of the Obligations (which Liens may, if required as a condition to the granting or acceptance thereof, also secure, on a pari-passu basis, any Swap Contracts with Lenders or their Affiliates);
     (b) Liens for taxes, assessments, charges and levies not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens (including Liens on property of any Restricted Person in the possession of storage facilities, pipelines or barges) arising in the ordinary course of business for amounts which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings, if necessary, diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) Liens on cash and Cash Equivalents under or with respect to accounts with brokers or counterparties with respect to hedging contracts consisting of cash, commodities or futures contracts, options, securities, instruments and other like assets securing only hedging contracts;
     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA), or to secure letters of credit issued with respect thereto;
     (f) deposits to secure the performance of bids, trade contracts, leases (other than for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (or to secure letters of credit issued in connection therewith);
     (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) inchoate Liens in respect of pending litigation, or Liens securing judgments for the payment of money (or securing letters of credit, appeal or other surety bonds related to such judgments) not constituting an Event of Default under Section 8.01(h);
     (i) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or any Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System or pursuant to the Security Documents, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

     (j) Liens arising out of all presently existing and future division and transfer orders, advance payment agreements, processing contracts, gas processing plant agreements, operating agreements, gas balancing or deferred production agreements, pooling, unitization or communitization agreements, pipeline, gathering or transportation agreements, platform agreements, drilling contracts, injection or repressuring agreements, cycling agreements, construction agreements, salt water or other disposal agreements, leases or rental agreements, farm-out and farm-in agreements, exploration and development agreements, and any and all other contracts or agreements covering, arising out, used or useful in connection with or pertaining to the exploration, development, operation, production, sale, use, purchase, exchange, storage, separation, dehydration, treatment, compression, gathering, transportation, processing, improvement, marketing, disposal, or handling of any oil and gas property of any Loan Party;
     (k) Liens in respect of Operating Leases;
     (l) Liens securing Acquired Indebtedness, provided that (i) each such Lien (A) existed at the time of its acquisition and was not created in anticipation thereof, or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such property or asset, (ii) no such Lien shall extend to or cover any property or asset of a Restricted Person other than the property or asset so acquired (or constructed), and any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements), in whole or part, of the foregoing, and (iii) such Lien shall not secure any additional Indebtedness and obligations;
     (m) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;
     (n) rights reserved to or vested by Law in any Governmental Authority to in any manner, control or regulate in any manner any of the properties of any Restricted Person or the use thereof or the rights and interests of any Restricted Person therein, in any manner under any and all Laws;
     (o) rights reserved to the grantors of any properties of any Restricted Person, and the restrictions, conditions, restrictive covenants and limitations, in respect thereto, pursuant to the terms, conditions and provisions of any rights-of-way agreements, contracts or other agreements therewith;
     (p) Liens pursuant to the Pine Prairie Lease and extensions, renewals and replacement thereof; and
     (q) Liens otherwise not permitted herein which secure obligations in an aggregate principal amount not to exceed at any time outstanding 10% of the Company’s Consolidated Net Tangible Assets.

     7.02 Indebtedness. Create, incur, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness of any Restricted Person owing to another Restricted Person;
     (c) Acquired Indebtedness;
     (d) Indebtedness of (i) Plains Marketing (and guarantees thereof by its Subsidiaries) under the Hedged Inventory Credit Agreement and (ii) PNGS (and guarantees thereof by its Subsidiaries) (w) under the PNGS Credit Agreement, including “GO Bond Term Loans” thereunder, (x) owing to the “GO Bond Issuer” as defined in the PNGS Credit Agreement pursuant to the “GO Bond Documents” as defined in the PNGS Credit Agreement, (y) under other unsecured bank credit facilities or (z) under any unsecured notes, bonds or debentures;
     (e) Indebtedness under the Pine Prairie Lease and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extensions, renewals and replacements; and
     (f) other Indebtedness not otherwise permitted pursuant to the foregoing clauses (a), (b), (c), (d) and (e) in an aggregate principal amount at any time outstanding not to exceed 15% of the Company’s Consolidated Net Tangible Assets.
     7.03 Fundamental Changes; Dispositions. Merge, dissolve, liquidate, consolidate with or into another Person, or sell, transfer, lease, exchange or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or, upon giving pro forma effect thereto, would immediately result therefrom:
     (a) any Significant Restricted Person may merge, consolidate or amalgamate with another Person, provided that (i) if such Significant Restricted Person is the Company, the Company shall be the acquiring, surviving or continuing entity, (ii) if such Significant Restricted Person is a Designated Borrower, (A) the Company or a Designated Borrower shall be the acquiring, surviving or continuing entity, or (B) the Obligations of such Designated Borrower are assumed by the Company or a Designated Borrower pursuant to Section 2.15(c) and Section 11.06(a) and (iii) as to any other Significant Restricted Person, (x) the Company or such Significant Restricted Person is the acquiring, surviving or continuing entity (or, with respect to any merger, consolidation or amalgamation involving such Significant Restricted Person, the surviving or continuing entity becomes a Significant Restricted Person in the transaction) or (y) such merger, consolidation or amalgamation is in connection with the sale, transfer, lease, exchange or other disposition of all or substantially all of such Significant Restricted Person’s Equity Interests;

     (b) any Significant Restricted Person other than a Borrower may sell, transfer, lease exchange or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise); and
     (c) any Significant Restricted Person other than a Borrower may dissolve or liquidate if such dissolution or liquidation results from dispositions not prohibited by this Agreement.
     7.04 Restricted Payments. Declare or make any Restricted Payment unless no Default or Event of Default has occurred and is continuing or, immediately after giving effect thereto, would result therefrom.
     7.05 Transactions with Affiliates. Enter into any material transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on terms that are no less favorable to the Company or such Restricted Person as would be obtainable by the Company or such Restricted Person at the time in an arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to any of the following transactions: (a) transactions between or among the Company and any of its Subsidiaries or between and among any Subsidiaries; (b) if and to the extent any of them constitute transactions with Affiliates, transactions governed by the Amended and Restated Omnibus Agreement between Plains Resources Inc., the Company, Plains Marketing, GP LLC, Plains Marketing GP, Inc. and Plains Pipeline (and successors of each) dated July 23, 2004, as amended and in effect; or the Amended and Restated Crude Oil Marketing Agreement among Plains Resources Inc., Calumet Florida, LLC and Plains Marketing dated as of July 23, 2004, as amended and in effect, (c) any employment, equity award, equity option or equity appreciation agreement or plan entered into by the Company or any of its Subsidiaries in the ordinary course of business of the Company or such Subsidiary; (d) transactions effected in accordance with the terms of agreements as in effect on the Closing Date; (e) customary compensation, indemnification and other benefits made available to officers, directors or employees of the Company, any of its Subsidiaries or the General Partner, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance; and (f) transactions as contemplated by the Company’s agreement of limited partnership.
     7.06 Burdensome Agreements. Except as expressly provided for in the Loan Documents, as described in any Schedule hereto or pursuant to a Restriction Exception, the substance of which, in detail reasonably satisfactory to the Administrative Agent, is promptly reported to Administrative Agent, enter into any Contractual Obligation that limits the ability (a) of any Significant Restricted Person to make Restricted Payments to the Company or otherwise to transfer property to the Company, (b) of any Significant Restricted Person to redeem Equity Interests held in it by the Company, (c) of any Significant Restricted Person to repay loans and other Indebtedness owing by it to the Company, or (d) of any Significant Restricted Person to guarantee the payment of Indebtedness of the Company (excluding in each such case any restrictions with respect to PNGS and its Subsidiaries contained in (i) documents governing Indebtedness of PNGS and its Subsidiaries permitted under Section 7.02(d)(ii) or (ii) the organizational and governance documents of PNGS as in effect on the Closing Date).

     7.07 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose (within the meaning of Regulation U of the FRB).
     7.08 Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than the ratio set forth below opposite such period, calculated, with respect to Consolidated EBITDA, on a trailing four-quarter basis:

Maximum
Consolidated
Applicable Period	Leverage Ratio
(i) During an Acquisition Period	5.50:1.0
(ii) Other than during an Acquisition Period	5.00:1.0
provided; for purposes of this Section 7.08, Consolidated EBITDA may include, at the Company’s option (a) any Material Project EBITDA Adjustments as provided below, limited in each case with respect to any non-wholly-owned Subsidiaries to a proportional amount of such adjustments equal to the Company’s direct or indirect ownership interest therein, and (b) any “New Cavern EBITDA Adjustments” and “Material Project EBITDA Adjustments” (as such terms are defined in Section 7.09 of the PNGS Credit Agreement) (collectively, “PNGS EBITDA Adjustments”), limited to a proportional amount of such adjustments equal to the Company’s direct or indirect ownership interest in PNGS.
     As used herein, “Material Project EBITDA Adjustments” means, with respect to the construction or expansion of any capital project of the Company or any of its Subsidiaries (other than PNGS) (excluding, for the avoidance of doubt, Unrestricted Subsidiaries), the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by Company to exceed, or exceeds, $50,000,000 (a “Material Project”):
     (A) prior to the date on which a Material Project has achieved commercial operation (the “Commercial Operation Date”) (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project, such amount based only on (i) projected revenues from firm fixed-fee contracts (subject to adjustments for customer creditworthiness) and tariffs relating to such Material Project, less expenses, (ii) projected Commercial Operations Date (to be no more than 18 months from the fiscal quarter in which such Material Project EBITDA Adjustment is initially proposed), and (iii) other factors reasonably deemed appropriate by the Administrative Agent, which may, at Company’s option, be added to actual Consolidated EBITDA for the fiscal quarter in which construction or expansion of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project

(including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%;
     (B) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at Company’s option, be added to actual Consolidated EBITDA for such fiscal quarters; and
     (C) the aggregate amount of all Material Project EBITDA Adjustments and PNGS EBITDA Adjustments during any period shall be limited to 15% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or PNGS EBITDA Adjustments).
     In addition, for purposes of this Section 7.08, Hybrid Securities up to an aggregate principal amount of 15% of Consolidated Total Capitalization shall be excluded from Consolidated Funded Indebtedness.
     Deliverables for Material Project EBITDA Adjustments and PNGS EBITDA Adjustments
     The Company shall, no later than three Business Days prior to its delivery of a Compliance Certificate for any fiscal quarter for which the Company desires to include Material Project EBITDA Adjustments or PNGS EBITDA Adjustments, deliver to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent and certified by a financial officer of the Company, written pro forma projections of Consolidated EBITDA attributable to such Material Project EBITDA Adjustments or PNGS EBITDA Adjustments, and such other related information and documentation reasonably requested by and reasonably satisfactory to Administrative Agent in all respects, including with respect to Material Project EBITDA Adjustments, certification as to Material Project completion percentage, expected Commercial Operations Date and no material delays with respect thereto and with respect to PNGS EBITDA Adjustments such information with respect to the calculation thereof pursuant to the PNGS Credit Agreement.
     7.09 Unrestricted Subsidiaries. So long as no Default or Event of Default has occurred and is continuing, and immediately after giving effect to such designation on a pro forma basis, no Default or Event of Default would result therefrom, the Company or any wholly-

owned Subsidiary of the Company may designate one or more Subsidiaries as Unrestricted Subsidiaries (each such Subsidiary, and each of its Subsidiaries, an “Unrestricted Subsidiary”), which Unrestricted Subsidiaries shall be subject to the following:
     (a) No Unrestricted Subsidiary shall be deemed to be a “Restricted Person” or a “Subsidiary” of the Company for purposes of this Agreement or any other Loan Document, and no Unrestricted Subsidiary shall be subject to or included within the scope of any provision herein or in any other Loan Document, including without limitation any representation, warranty, covenant or Event of Default herein or in any other Loan Document, except as set forth in this Section 7.09.
     (b) No Restricted Person shall guarantee or otherwise become liable in respect of any Indebtedness of, grant any Lien on any of its property (other than its Equity Interests in an Unrestricted Subsidiary) to secure any Indebtedness of or other obligation of, or provide any other form of credit support to, any Unrestricted Subsidiary, and no Restricted Person shall enter into any contract or agreement with any Unrestricted Subsidiary, except on terms no less favorable to such Restricted Person, as applicable, than could be obtained in a comparable arm’s length transaction with a non-Affiliate of such Restricted Person; provided, Restricted Persons may guarantee trade accounts payable of Unrestricted Subsidiaries that arise in the ordinary course of business in an amount not to exceed five percent (5%) of the Company’s Consolidated Net Tangible Assets.
     (c) The Company shall at all times maintain, as between Restricted Persons and Unrestricted Subsidiaries, the separate existence of each Unrestricted Subsidiary.
     (d) Restricted Persons shall notify each Lender Party, not later than five (5) Business Days after any executive officer of Restricted Persons has knowledge of, any claim, including any claim under any Environmental Law, or any notice of potential liability under any Environmental Law, asserted against any Unrestricted Subsidiary or with respect to any Unrestricted Subsidiary’s properties that would reasonably be expected to result in a Material Adverse Effect, stating that such notice is being given pursuant to this Section 7.09.
     The Company may designate any Unrestricted Subsidiary to become a Restricted Person if a Default or Event of Default is not continuing, such designation would not, immediately after giving effect thereto, result in a Default or an Event of Default, and immediately thereafter such Subsidiary has no outstanding Indebtedness. Immediately thereafter, Company shall promptly notify Administrative Agent of such designation and provide to it an officer’s certificate that such designation was made in compliance with this Section 7.09.
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when due and payable, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due and payable, any interest on any Loan or on any L/C Obligation, or any fee due hereunder pursuant to Section 2.09, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.03 or Article VII; or
     (c) Other Defaults. Any Loan Party fails to perform or comply with any of its obligations under any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document to which it is a party on its part to be performed or complied with and such failure continues for 30 days after notice of such failure is given by the Administrative Agent to the Company; or
     (d) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Company or any other Loan Party herein or in any other Loan Document shall be incorrect when made or deemed made in any material respect; or
     (e) Cross-Default. (i) The Company or any Restricted Person (A) fails to make any payment when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) of any principal of or interest on any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) in an aggregate principal amount, the Dollar Equivalent of which exceeds the Threshold Amount, and such failure continues after the passing of the applicable notice and grace periods, (other than such Indebtedness the validity of which is being contested in good faith, by appropriate proceedings (if necessary) and for which adequate reserves with respect thereto are maintained on the books of such Restricted Person as required by GAAP) or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case, beyond the applicable grace, cure, extension, forbearance or similar period, if the effect of which failure or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, (1) the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount (other than amounts under such Swap Contract, the validity of which are being contested in good faith, by appropriate proceedings (if necessary) and for which adequate reserves with respect thereto are maintained on the books of such Restricted Person as required by GAAP), (2) after giving effect to any applicable grace, cure, extension, forbearance or similar period, the effect of such Early Termination Date is to cause such Swap Termination Value to become due, and (3) such Swap Termination Value has not been paid when due; or

     (f) Insolvency Proceedings, Etc. Any Loan Party, any other Significant Restricted Person, GP LLC, Plains AAP or the General Partner institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) The Company or any other Significant Restricted Person becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not stayed, released, vacated or fully bonded within 60 days (or such longer period for which a stay of enforcement is allowed by applicable Law) after its issue or levy; or
     (h) Judgments. There is entered against any Significant Restricted Person a final judgment for the payment of money in an aggregate amount (as to all such judgments or orders), the Dollar Equivalent of which exceeds $50,000,000 (to the extent not covered by independent third-party insurance as to which such insurer has not disputed coverage, or self-insurance reasonably acceptable to the Administrative Agent) at any one time outstanding and prior to the discharge thereof, (i) enforcement proceedings are lawfully commenced by any creditor upon such judgment, or (ii) there is a period of 30 consecutive days after the entry of such judgment during which a discharge, stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount, in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the payment Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
     (k) Change of Control. There occurs any Change of Control.

     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated or suspended (as the case may be), whereupon such commitments and obligation shall be terminated or suspended (as the case may be);
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
     (c) require that the Company Cash Collateralize the L/C Obligations and Canadian BA’s (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts that have accrued and are owing as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.17 and 2.18, be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Sections 2.04 and 2.18; and
     Last, the balance, if any, after all of the payment Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.
Subject to Sections 2.04(c) and 2.18, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other payment Obligations, if any, in the order set forth above.
ARTICLE IX. ADMINISTRATIVE AGENT
     9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower shall have rights as a third party beneficiary of any of such provisions (other than the right to reasonably approve a successor Administrative Agent pursuant to Section 9.06).
     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the L/C Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Resignation or Removal of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company, which notice shall set forth the proposed date of resignation, which shall be not less than 30 days after the date of such notice, during which time the Administrative Agent shall continue to act as the Administrative Agent hereunder, unless sooner replaced or removed in accordance with the provisions hereof. In addition, at any time the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person, remove such Person as Administrative Agent. Upon receipt of any such notice of resignation or issuance of notice of removal, the Required Lenders shall have the right to appoint a successor (subject to consultation with the Company, unless an Event of Default has occurred and is continuing), which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or the Required Lenders issue such notice of removal, then the retiring or removed Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above (subject to consultation with the Company, unless an Event of Default has occurred and is continuing); provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired or removed) Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
     (b) Any resignation by, or removal of, Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation or removal as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor may succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed L/C Issuer and Swing Line Lender, (b) the retiring or removed L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for or in support of the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.04(h) and (i), 2.10 and 11.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with Section 8.03;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 11.04, in each case, in accordance with Section 8.03.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
     9.10 Collateral Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all payment Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale not prohibited hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 9.10.
ARTICLE X. CONTINUING GUARANTY
     10.01 Company Guaranty. The Company hereby absolutely and unconditionally guarantees, as a guaranty of payment and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the payment Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Designated Borrowers to the Lender Parties, and whether arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the payment Obligations of the Designated Borrowers shall be admissible in evidence in any action or proceeding, and shall be binding upon the Company, and conclusive absent manifest error for the purpose of establishing the amount of the payment Obligations of the Designated Borrowers. This Company Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations of the Designated Borrowers or any instrument or agreement evidencing any Obligations of the Designated Borrowers, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations of the Designated Borrowers which might otherwise constitute a defense to the obligations of the Company under this Company Guaranty, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
     10.02 Rights of Lenders. The Company consents and agrees that the Lender Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof, in each case, unless otherwise set forth herein, including in respect of Section 11.01: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations of the Designated Borrowers or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Company Guaranty or any Obligations of the Designated Borrowers; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations of the Designated Borrowers. Without limiting the generality of the foregoing, the Company consents to the taking of, or failure to take, any action by the Lender Parties which might in any manner or to any extent vary the risks of the Company under this Company Guaranty or which, but for this provision, might operate as a discharge of the Company.
     10.03 Collateral Matters. The Company waives (a) any defense arising by reason of any disability or other defense of any Designated Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Lender Party) of the liability of the Borrowers; (b) any defense based on any claim that the Company’s obligations exceed or are more burdensome than those of any Designated Borrower; (c) the benefit of any statute of limitations affecting the Company’s liability hereunder; (d) any right to proceed against any Designated Borrower, proceed against or exhaust any security for the Obligations of the Designated Borrowers, or pursue any other remedy in the power of any Lender Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Lender Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. The Company expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations of any Designated Borrower, and all notices of acceptance of this Company Guaranty or of the existence, creation or incurrence of new or additional Obligations of any Designated Borrower.
     10.04 Obligations Independent. The obligations of the Company hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations of the Designated Borrowers and the obligations of any other guarantor, and a separate action may be brought against the Company to enforce this Company Guaranty whether or not any Designated Borrower or any other person or entity is joined as a party.
     10.05 Subrogation. The Company shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Company Guaranty until all of the Obligations of the Designated Borrowers and any amounts payable under this Company Guaranty have been indefeasibly paid in full and the Commitments are terminated. If any amounts are paid to the Company in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to the Lender Parties to reduce the amount of the Obligations of the Designated Borrowers, whether matured or unmatured.
     10.06 Termination; Reinstatement. This Company Guaranty is a continuing and irrevocable guaranty of all payment Obligations of the Designated Borrowers now or hereafter existing and shall remain in full force and effect until all payment Obligations of the Designated Borrowers are indefeasibly paid in full in cash and the Commitments with respect to the Designated Borrowers are terminated. Notwithstanding the foregoing, this Company Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Designated Borrower or the Company is made, or any of the Lender Parties exercises its right of setoff, in respect of the payment Obligations of the Designated Borrowers and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Lender Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lender Parties are in possession of or have released this Company Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Company under this paragraph shall survive termination of this Company Guaranty.
     10.07 Subordination. The Company agrees that, upon the occurrence and during the continuation of an Event of Default, the payment of all Indebtedness of the Designated Borrowers owing to the Company, whether now existing or hereafter arising, including but not limited to any obligation of any Designated Borrower to the Company as subrogee of the Lender Parties or resulting from the Company’s performance under this Company Guaranty, shall be subordinated to the indefeasible payment in full in cash of all payment Obligations of the Designated Borrowers. Upon the occurrence and during the continuation of an Event of Default, any such obligation or indebtedness of any Designated Borrower to the Company shall be enforced and performance received by the Company as trustee for the Lenders and, upon the written request of the Required Lenders, the proceeds thereof shall be paid over to the Administrative Agent, for the benefit of the Lenders, on account of the payment Obligations of the Designated Borrowers, to be applied in accordance with Section 8.03, but without reducing or affecting in any manner the liability of the Company under this Company Guaranty.
     10.08 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations of the Designated Borrowers is stayed, in connection with any case commenced by or against the Company or any Designated Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Company upon demand by the Lender Parties.
     10.09 Condition of Designated Borrowers. The Company acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Designated Borrower such information concerning the financial condition, business and operations of the Designated Borrowers and any such other guarantor as the Company requires, and that none of the Lender Parties has any duty, and the Company is not relying on the Lender Parties at any time, to disclose to the Company any information relating to the business, operations or financial condition of any Designated Borrower (the Company waiving any duty on the part of the Lender Parties to disclose such information and any defense relating to the failure to provide the same).
ARTICLE XI. MISCELLANEOUS
     11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate, except with respect to interest on past-due principal of any Loan, which shall require the written consent of each Lender, or (ii) to amend any financial covenant hereunder (or any defined term used therein)

even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
     (e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
     (g) release the Company from the Company Guaranty without the written consent of each Lender.
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
     11.02 Notices; Effectiveness; Electronic Communication.
(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Company or any Designated Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company and its Affiliates), if such questionnaire has been received by the Person sending such notice or communication, or if such questionnaire has not been received by such sending Person, to such address as may be reasonably believed to be correct by such sending Person.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b). The Company and each Designated Borrower hereby agrees that any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall constitute delivery to, and shall be deemed to have been delivered to, each Designated Borrower.
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent and the Company that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR

ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses have resulted from such Agent Party’s gross negligence, willful misconduct or material breach of any of its obligations under any Loan Document; provided, however, that in no event shall any party hereto, Related Party of any party hereto or Agent Party have any liability to each other party hereto, its Related Parties, any Agent Party or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its Subsidiaries or their respective securities for purposes of United States Federal or state securities laws.
(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower, as provided in Section 11.04(b). All telephone notices to and other telephonic communications with the Administrative Agent may be recorded by any person a party thereto, and each of the parties hereto consent to such recording.
     11.03 No Waiver; Cumulative Remedies; Enforcement; Nature of Obligations. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
     All Obligations which are incurred by two or more Loan Parties shall be their joint and several obligations and liabilities of such Loan Parties; provided, the Lender Parties acknowledge and agree that as of the Closing Date (i) Borrowings and requests for Credit Extensions made or to be made hereunder by any requesting Borrower, including any Designated Borrower joining this Agreement after the Closing Date pursuant to Section 2.15, are to be made by such requesting Borrower severally and not jointly and severally by the Borrowers, and (ii) Loans and L/C Obligations of any Borrower, including any Designated Borrower joining this Agreement after the Closing Date pursuant to Section 2.15, are to be such Borrower’s several Obligations, and not joint and several Obligations among all Borrowers.
     11.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, other than expenses of a Defaulting Lender proximately caused by conduct, acts or omissions described in clauses (a), (b) or (c) of the definition of “Defaulting Lender”.
     (b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer (each such Person being called an “Indemnitee”) against any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such Lender Party growing out of, resulting from or in any other way associated with the Loan Documents and the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein and the Borrowers’ use of Loan proceeds (whether arising in contract or in tort or otherwise and including any violation or noncompliance with any Environmental Laws by any Indemnitee or any other Person or any liabilities or duties of any Indemnitee or any other Person with respect to Hazardous Materials found in or released into the environment). In the case of an investigation, litigation or proceeding to which the indemnity in this Section 11.04 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, any of its equity holders, Affiliates or creditors or an Indemnitee or any third party and whether or not an Indemnitee is otherwise a party thereto.
     (c) THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE, provided only that no Indemnitee shall be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs which (i) is proximately caused by its own (A) individual gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final judgment, or (B) material breach of any of its obligations hereunder or under any other Loan Documents, as determined by a court of competent jurisdiction in a final judgment, (ii) arises by reason of a claim (A) by any one or more Indemnitees against any one or more other Indemnitees or (B) by an equity-interest owner of any Indemnitee against any one or more Indemnitees, so long as in either such case, such claim is not proximately caused solely by the breach hereunder or under any other Loan Document by the Company or its Affiliates or (iii) are incurred by an Indemnitee that is a Defaulting Lender, and such liabilities or costs are proximately caused by conduct, acts or omissions described in clauses (a), (b) or (c) of the definition of “Defaulting Lender”. If any Person (including the Company or any of its Affiliates) ever alleges gross negligence or willful misconduct pursuant to the preceding clause (i)(A) (but, for the avoidance of doubt, not with respect to an allegation of a material breach pursuant to the preceding clause (i)(B)) by any Indemnitee, the indemnification provided for in this section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct. As used in this section the term “Indemnitee” shall refer not only to each Person designated as a Lender Party in Section 1.01 but also to each director, officer, trustee, agent, attorney, employee, representative and Affiliate of such Persons. So long as no Default has occurred and is continuing and the Company is financially solvent, no Indemnitee may settle any claim to be indemnified without the consent of the Company, such consent not to be unreasonably withheld; provided that the Company may not reasonably withhold consent to any settlement that an Indemnitee proposes, if the Company does not have the financial ability to pay all its obligations outstanding and asserted against the Company at that time, including the maximum potential claims against the Indemnitee to be indemnified pursuant to this Section 11.04.
     (d) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any applicable Related Party of any of the foregoing, without affecting the Company’s payment obligations with respect thereto, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (d) are subject to the provisions of Section 2.12(d).
     (e) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto or Related Party of any party hereto shall assert, and hereby waives, any claim against each other party hereto and its Related Parties (including, as applicable, each Indemnitee), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than as a result of such Indemnitee’s gross negligence, willful misconduct or material breach of any of its obligations under any Loan Document.
     (f) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor and the Company’s receipt of reasonably detailed invoices or statements related thereto.
     (g) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     11.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     11.06 Successors and Assigns.
(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except neither the Company nor any Designated Borrower may assign or otherwise transfer any of its rights or obligations hereunder (other than assignments by a Designated Borrower to, and corresponding assumptions by, the Company or one or more Designated Borrowers) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the

Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans, and Canadian BA’s) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
     (iii) Required Consents. No consent shall be required for any such assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Company (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
     (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of such assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
     (iv) Assignment and Assumption. The parties to each assignment permitted by Section 11.06(b) shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.
     (vi) No Assignment Resulting in Additional Indemnified Taxes. No such assignment shall be made to any Person that, through its Lending Offices, is not capable of lending Canadian Dollars to the relevant Borrowers without the imposition of any additional Indemnified Taxes.
     (vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any

Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender against receipt by such Borrower of the cancelled original Note of the assignor, if its entire Commitment was assigned, or evidence that such assignor’s Note is marked to reflect its reduction. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time and recordation of Assignments and Assumptions (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice, and the Administrative Agent shall provide any information therein as any Borrower shall reasonably request from time to time.
(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans owing to it) and Canadian BA’s); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01 (it being understood that the documentation required under Section 3.01 shall be delivered to the participating Lender) and the obligations imposed by such Sections and shall be subject to replacement pursuant to Section 3.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. Each Lender that sells a participation agrees, at such Lender’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, solely for tax purposes, maintain a register on which it enters the name and address of each Participant in such Lender’s Loans and the principal amounts (and stated interest) of each such Participant’s interest in such Lender’s Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of its Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in such Lender’s commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in such Lender’s Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply and complies with Section 3.01(e) as though it were a Lender.

     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer (subject to such successor’s acceptance) or Swing Line Lender (subject to such successor’s acceptance) hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or Canadian Prime Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or Canadian Prime Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     (h) Lost Notes. Upon receipt of an affidavit reasonably satisfactory to the Company of an officer of any Lender as to the loss, theft, destruction or mutilation of its Note which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note, the applicable Borrower will execute and deliver, in lieu thereof, a replacement Note in the principal amount of such Lender’s then Commitment or if no Commitment is in effect, the outstanding principal amount owed to such Lender and otherwise of like tenor.
     11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer (for itself and each of its Related Parties) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and will maintain such confidences), (b) to the extent requested or required by applicable laws or regulations or by any subpoena or similar legal process, including in connection with any pledge or assignment made pursuant to Section 11.06(f), (c) subject to this Section 11.07, to any other party hereto, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or in connection with any Default or anticipated Default, the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Proposed Lender invited to be a Lender pursuant to Section 2.16(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to, and requested by, a Borrower and its obligations, (f) with the consent of the Company or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.
     For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any Affiliate of any of them, or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
     11.08 Right of Setoff. At any time and from time to time during the continuance of any Event of Default, each Lender and the L/C Issuer is hereby authorized, to the fullest extent permitted by applicable law, to set off and apply against the payment Obligations then due and payable (without notice to any Restricted Person), any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of a Borrower; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and

(y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. In no event shall the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada)) payable by any Designated Borrower under the Loan Documents exceed the maximum effective annual rate of interest on the “credit advanced” (as defined in that section) permitted under that section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of Borrowers, Administrative Agent and Lenders and the amount of such excess payment or collection shall be refunded to the relevant Designated Borrower. For purposes of any Notes made by any Designated Borrower, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term applicable thereto on the basis of annual compounding of the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Administrative Agent shall be prima facie evidence, for the purposes of such determination.
     11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

     11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
     11.13 Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04 or gives a notice pursuant to Section 3.02 and does not subsequently designate a different Lending Office or assign its rights and obligations hereunder to another of its offices, branches or affiliates as provided in Section 3.06(a), (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Defaulting Lender, (iv) other than as set forth in the immediately succeeding clause (v), any Lender fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or any other Loan Document that requires the consent of (A) the Required Lenders, and such election, consent, amendment, waiver or other modification is otherwise consented to by the Required Lenders, or (B) all Lenders (or all Lenders directly affected thereby), and such election, consent, amendment, waiver or other modification is otherwise consented to by Supermajority Lenders, or (v) any Lender is a Non-Extending Lender or (vi) any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) unless paid by the assignee or waived by the Administrative Agent in its sole discretion, the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee specified in Section 11.06(b);

     (b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05 and subject to Section 2.18) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not violate applicable Laws.
     Notwithstanding the foregoing rights of the Company under this Section, the Company may not replace any Lender which seeks compensation under Section 3.04 or reimbursement under Section 3.01 unless the Company is replacing all Lenders which are then seeking such compensation or reimbursement.
     11.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
     (b) SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

     (c) WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Co-Syndication Agents and the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Co-Syndication Agents and the Lenders, on the other hand, (ii) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent, the Co-Syndication Agents and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of their respective Affiliates, or any other Person and (ii) none of the Administrative Agent, any Arranger, any Co-Syndication Agent nor any Lender has any obligation to such Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers, the Co-Syndication Agents, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and none of the Administrative Agent, any Arranger, any Co-Syndication Agent nor any Lender has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Co-Syndication Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     11.17 No Recourse to Other Persons. No past, present or future director, officer, partner, employee, incorporator, manager, stockholder, unitholder or member of the Company, General Partner, Plains AAP, or GP LLC, and no past, present or future director, officer, partner, employee, incorporator, manager, stockholder, unitholder or member of any Subsidiary of the Company that is from time to time a Borrower shall have any liability for any Obligations or for any claim based on, in respect of, or by reason of, the Obligations or their creation as such. Each party hereto, for itself and each of its Related Parties, waives and releases all such liability. The waiver and release are part of the consideration for the incurrence of Indebtedness by the Borrowers hereunder and, as applicable, the making of the Notes.
     11.18 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     11.19 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all information that is in its or any of its Subsidiary’s possession or control and not subject to confidentiality arrangements with third parties or counsel which the Administrative Agent or such Lender reasonably requests to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act (and if any of such information is not in the Company’s or any of its Subsidiary’s possession or control, will use its commercially reasonable efforts to obtain such information and other documentation).

     11.20 Time of the Essence. Time is of the essence of the Loan Documents.
     11.21 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
     11.22 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
     11.23 Reallocation of Outstanding Loans under Existing Credit Agreement. In connection with the refinancing of the outstanding obligations and indebtedness under the Existing Credit Agreement pursuant hereto, the Company, Administrative Agent and Lenders shall as of the Closing Date make adjustments to the outstanding principal amount of “Loans” under the Existing Credit Agreement (as such term is defined therein) (but not any interest accrued thereon prior to the Closing Date), including the borrowing of additional Loans hereunder and the repayment of Loans thereunder plus all applicable accrued interest, fees and expenses as shall be necessary to provide for Loans hereunder by each Lender in the amount of its Applicable Percentage of all Loans as of the Closing Date, but in no event shall such adjustment of any “Eurodollar Loans” (as such term is defined therein) (i) constitute a payment or prepayment of all or a portion of any such Eurodollar Loans or (ii) entitle any Lender to any reimbursement under Section 3.05 hereof, and each Lender shall be deemed to have made an assignment of its outstanding Loans under the Existing Credit Agreement, and assumed outstanding Loans of other Lenders under the Existing Credit Agreement as may be necessary to effect the foregoing.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PLAINS ALL AMERICAN PIPELINE, L.P.
By:	PAA GP LLC, its general partner

By:	PLAINS AAP, L.P., its sole member

By:	PLAINS ALL AMERICAN GP LLC, its general partner

By:
Charles Kingswell-Smith
Vice President and Treasurer

PLAINS MIDSTREAM CANADA ULC
By:
Charles Kingswell-Smith
Vice President and Treasurer

Plains All American Credit Facility

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:
Plains All American Credit Facility

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender
By:
Name:
Title:
Plains All American Credit Facility

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender
By:
Name:
Title:
Plains All American Credit Facility

BNP PARIBAS, as a Lender
By:
Name:
Title:

By:
Name:
Title:
Plains All American Credit Facility

DNB NOR BANK ASA, as a Lender
By:
Name:
Title:

By:
Name:
Title:
Plains All American Credit Facility

JPMORGAN CHASE BANK, N.A., as a Lender
By:
Name:
Title:
Plains All American Credit Facility

SUNTRUST BANK, as a Lender
By:
Name:
Title:
Plains All American Credit Facility

SOCIÉTÉ GENERALÉ, as a Lender
By:
Name:
Title:
Plains All American Credit Facility

BARCLAYS BANK PLC, as a Lender
By:
Name:
Title:
Plains All American Credit Facility

CITIBANK, N.A., as a Lender
By:
Name:
Title:
Plains All American Credit Facility

MIZUHO CORPORATE BANK, LTD., as a Lender
By:
Name:
Title:
Plains All American Credit Facility

UBS LOAN FINANCE LLC, as a Lender
By:
Name:
Title:
Plains All American Credit Facility

THE BANK OF NOVA SCOTIA, as a Lender
By:
Name:
Title:
Plains All American Credit Facility

ROYAL BANK OF CANADA, as a Lender
By:
Name:
Title:
Plains All American Credit Facility

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:
	Name:	Justin Alexander
	Title:	Vice President

By:
	Name:	Joseph Rauhala
	Title:	Principal Officer
Plains All American Credit Facility

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender
By:
Name:
Title:
Plains All American Credit Facility

SUMITOMO MITSUI BANKING CORPORATION, as a Lender
By:
Name:
Title:
Plains All American Credit Facility

ING CAPITAL LLC, as a Lender
By:
Name:
Title:
Plains All American Credit Facility

PNC BANK NATIONAL ASSOCIATION, as a Lender
By:
Name:
Title:
Plains All American Credit Facility

COMPASS BANK, as a Lender
By:
Name:
Title:
Plains All American Credit Facility

FIFTH THIRD BANK, as a Lender
By:
Name:
Title:
Plains All American Credit Facility

REGIONS BANK, as a Lender
By:
Name:
Title:
Plains All American Credit Facility

BANK OF MONTREAL, as a Lender
By:
Name:
Title:
Plains All American Credit Facility

AMEGY BANK NATIONAL ASSOCIATION, as a Lender
By:
Name:
Title:
Plains All American Credit Facility

COMERICA BANK, as a Lender
By:
Name:
Title:
Plains All American Credit Facility

RAYMOND JAMES BANK, FSB, as a Lender
By:
Name:
Title:

Plains All American Credit Facility

SCHEDULE 2.01
COMMITMENTS
AND APPLICABLE PERCENTAGES

		Applicable
Lender	Commitment	Percentage
Bank of America, N.A.	$95,000,000.00	5.937500000%
Wells Fargo Bank, National Association	$95,000,000.00	5.937500000%
BNP Paribas	$95,000,000.00	5.937500000%
DnB NOR Bank ASA	$95,000,000.00	5.937500000%
JPMorgan Chase Bank, N.A.	$95,000,000.00	5.937500000%
SunTrust Bank	$80,000,000.00	5.000000000%
Société Generalé	$75,000,000.00	4.687500000%
Barclays Bank PLC	$85,000,000.00	5.312500000%
Citibank, N.A.	$85,000,000.00	5.312500000%
Mizuho Corporate Bank, Ltd.	$85,000,000.00	5.312500000%
UBS Loan Finance LLC	$85,000,000.00	5.312500000%
The Bank of Nova Scotia	$75,000,000.00	4.687500000%
Royal Bank of Canada	$60,000,000.00	3.750000000%
U.S. Bank National Association	$40,000,000.00	2.500000000%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$60,000,000.00	3.750000000%
Sumitomo Mitsui Banking Corporation	$60,000,000.00	3.750000000%
ING Capital LLC	$40,000,000.00	2.500000000%
PNC Bank National Association	$40,000,000.00	2.500000000%
Compass Bank	$40,000,000.00	2.500000000%
Fifth Third Bank	$40,000,000.00	2.500000000%
Regions Bank	$40,000,000.00	2.500000000%
Bank of Montreal	$40,000,000.00	2.500000000%
Amegy Bank National Association	$25,000,000.00	1.562500000%
Comerica Bank	$40,000,000.00	2.500000000%
Raymond James Bank, FSB	$30,000,000.00	1.875000000%
Total	$1,600,000,000	100.000000000%

SCHEDULE 2.01A
CANADIAN BANKERS’ ACCEPTANCES
     1. Execution of Canadian BA’s. (a) To facilitate the acceptance of Canadian BA’s hereunder, each Designated Borrower hereby appoints each Lender as its attorney to sign and endorse on its behalf, as and when considered necessary by such Lender, an appropriate number of Canadian BA’s in the form prescribed by such Lender.
     (b) Each Lender may, at its option, execute any Canadian BA in handwriting or by the facsimile or mechanical signature of any of its authorized officers, and each Lender is hereby authorized to accept or pay, as the case may be, any Canadian BA of a Designated Borrower that purports to bear such a signature, notwithstanding that any such individual has ceased to be an authorized officer of such Lender. Any such Canadian BA shall be as valid as if such individual were an authorized officer at the date of issue of the Canadian BA.
     (c) Any Canadian BA signed by a Lender as attorney for a Designated Borrower, whether signed in handwriting or by the facsimile or mechanical signature of an authorized officer of a Lender, may be dealt with by such Lender for all intents and purposes, and shall bind such Designated Borrower, as if duly signed and issued by such Designated Borrower.
     (d) The receipt by a Lender of a request for a Borrowing by way of Canadian BA’s shall be such Lender’s sufficient authority to execute, and each Lender shall, subject to the terms and conditions of this Agreement, execute Canadian BA’s in accordance with such request and the advice of the Administrative Agent given pursuant to Section 4 of this Schedule, and the Canadian BA’s so executed shall thereupon be deemed to have been presented for acceptance.
     2. Sale of Canadian BA’s. (a) It shall be the responsibility of each Lender to arrange, in accordance with normal market practice, for the sale on each funding date of a Canadian BA to be accepted by such Lender, failing which such Lender shall purchase such Canadian BA.
     (b) In accordance with the procedures set forth in Section 4 of this Schedule, each Lender will make the net proceeds of the applicable Borrowing by way of Canadian BA’s available to the Designated Borrower on the funding date.
     (c) The parties agree that in the administering of Canadian BA’s, each Lender may avail itself of the debt clearing services offered by a clearing house for depository notes pursuant to the Depository Bills and Notes Act (Canada) and that the procedures set forth in Article II of the Credit Agreement be deemed amended to the extent necessary to comply with the requirements of such debt clearing services.
     3. Size and Maturity of Canadian BA’s and Rollovers. Each Borrowing by means of Canadian BA’s shall be in a minimum amount of CDN$500,000, and no more than seven Borrowings of Canadian BA’s shall be outstanding at any time. Each Canadian BA shall have a term of 30, 60, 90 or 180 days (or such other period as may be agreed to by the Designated Borrower requesting such Borrowing and the Lenders) after the date of acceptance of the

Canadian BA by a Lender, but no Canadian BA may mature on a date which is not a Business Day or after the Maturity Date. The face amount at maturity of a Canadian BA may be rolled over as a Canadian BA (by repayment and reissue) or repaid.
     4. Coordination of Canadian BA Advances. Each Lender shall advance its Applicable Percentage of each Borrowing by way of Canadian BA’s in accordance with Section 2.02(b) and the provisions set forth below.
     (a) The Administrative Agent, promptly following receipt of a notice from a Designated Borrower pursuant to Section 2.01 requesting a Borrowing by way of Canadian BA’s, shall advise each Lender of the aggregate face amount and term(s) of the Canadian BA’s to be accepted by it, which term(s) shall be identical for all Lenders. The aggregate face amount of Canadian BA’s to be accepted by a Lender shall be determined by the Administrative Agent by reference to the respective Commitments of the Lenders. In the event it is not practicable to allocate Canadian BA’s to each Lender such that the aggregate amount of Canadian BA’s required to be purchased by such Lender hereunder is in a whole multiple of C$100,000, Administrative Agent is authorized by each Designated Borrower and each Lender to make such allocation as Administrative Agent determines in its sole and unfettered discretion may be equitable in the circumstances and, if the aggregate amount of such Canadian BA’s is not a whole multiple of C$100,000, then the Administrative Agent may allocate (on a basis considered by it to be equitable) the excess of such amount over the next lowest whole multiple of C$100,000 to one Lender, which shall purchase a Canadian BA with a face amount equal to the excess and having the same term as the corresponding Canadian BA’s. In no event shall the portion of the outstanding Borrowings by way of Canadian BA’s of a Lender exceed such Lender’s Percentage Share of the aggregate Borrowings by way of Canadian BA’s by more than C$100,000 as a result of such exercise of discretion by Administrative Agent.
     (b) Each Lender shall transfer to the Administrative Agent by not later than 2:00 p.m. (Toronto time) on each funding date for Canadian BA’s, immediately available Canadian Dollars in an aggregate amount equal to the Canadian BA Discount Proceeds of all Canadian BA’s accepted and sold or purchased by such Lender on such funding date net of the applicable Canadian BA Fee and net of the amount required to pay any of its previously accepted Canadian BA’s that are maturing on the funding date or any of its other Borrowing that are being converted to Canadian BA’s on the funding date. In the case of a conversion from a Borrowing of Canadian Prime Rate Loans to a Designated Borrower into a Borrowing by way of Bankers’ Acceptances to be accepted by a Lender pursuant hereto, such Lender, in order to satisfy the continuing liability of such Designated Borrower to it for the principal amount of the Canadian Prime Rate Loans being converted, shall retain for its own account the Canadian BA Discount Proceeds of each new Canadian BA issued by it in connection with such conversion; and such Designated Borrower shall, on the date of issuance of the Canadian BA’s, pay to the Administrative Agent for the benefit of Lenders an amount equal to the difference between the aggregate principal amount of the Canadian Prime Rate Loans being converted owing to the Lenders and the aggregate Canadian BA Discount Proceeds of such Canadian BA’s net of the applicable Canadian BA Fee.
     (c) Notwithstanding any other provision hereof, for the purpose of determining the amount to be transferred by a Lender to the Designated Borrower requesting such Borrowing in respect of the sale of any Canadian BA accepted by such Lender and sold or purchased by it, the proceeds of sale thereof shall be deemed to be an amount equal to the Canadian BA Discount Proceeds calculated with respect thereto. Accordingly, in respect of any particular Canadian BA accepted by it, a Lender (in addition to its entitlement to retain the applicable Canadian BA Fee for its own account) (i) shall be entitled to retain for its own account the amount, if any, by which the actual proceeds of sale thereof exceed the Canadian BA Discount Proceeds calculated with respect thereto; and (ii) shall be required to pay out of its own funds the amount, if any, by which the actual proceeds of sale thereof are less than the Canadian BA Discount Proceeds calculated with respect thereto.
     (d) Whenever a Designated Borrower requests a Borrowing that includes Canadian BA’s, each Lender that is not permitted by applicable law, by its internal policies to accept Canadian BA’s or by customary market practice to accept a Canadian BA (a “Non BA Lender”) shall, in lieu of accepting its pro rata amount of such Canadian BA’s, make available to the applicable Designated Borrower on the funding date a non-interest bearing loan (a “Canadian BA Equivalent Loan”) in Canadian Dollars in an amount equal to the amount of Canadian BA Discount Proceeds that would constitute its pro rata amount of the applicable Canadian BA’s based on the Canadian BA Discount Rate set forth in clause (b) of the definition of “Canadian BA Discount Rate”. Each Non BA Lender also shall be entitled to deduct from each Canadian BA Equivalent Loan an amount equal to the Canadian BA Fee that would have been applicable had it been able to accept Canadian BA’s. Each Canadian BA Equivalent Loan shall have a term equal to the term of the Canadian BA’s that the Non BA Lender would otherwise have accepted and the Designated Borrower requesting such Borrowing shall, at the end of that term, be obligated to pay the Non BA Lender an amount equal to the aggregate face amount of the Canadian BA’s that it would otherwise have accepted. All provisions of this Agreement applicable to Canadian BA’s and Lenders that accept Canadian BA’s shall apply mutatis mutandis to Canadian BA Equivalent Loans and Non BA Lenders and, without limiting the foregoing, Borrowings shall include Canadian BA Equivalent Loans.
     5. Payment of Canadian BA’s; Cash Collateral; Prepayments; Taxes, Yield Protection and Illegality. (a) Each Designated Borrower shall provide for the payment to each Lender of the full face amount of each Canadian BA accepted for its account on the earlier of (i) the date of maturity of such Canadian BA; and (ii) the date on which any Obligations become due and payable pursuant to Section 8.02. Any amount owing by a Designated Borrower in respect of any Canadian BA which is not paid in accordance with the foregoing, shall, as and from the date on which such Canadian BA matures, be deemed to be outstanding hereunder as a Canadian Prime Rate Loan. Each Lender shall be entitled to recover interest from such Designated Borrower, at the Default Rate, on any amount that is not paid when due by such Designated Borrower, from the date of maturity of each applicable Canadian BA to the date such payment, and all interest thereon, is provided for by such Designated Borrower, both before and after demand, default and judgment.
     (b) For purposes of this Schedule 2.01A, Section 2.05(d) and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Lenders, as collateral for the Obligations in respect of Canadian BA’s, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Lenders (which documents are hereby consented to by the

Lenders). Derivatives of such term have corresponding meanings. Each Designated Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in all such cash and deposit account balances and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at Bank of America.
     (c) Any amounts received by the Administrative Agent to be applied to outstanding Canadian BA’s, whether pursuant to an Event of Default and acceleration of the Obligations under Section 8.02 or a prepayment as permitted or required under Section 2.05, shall be deposited into an escrow account maintained by and in the name of the Administrative Agent for the benefit of Lenders for set-off against such outstanding Canadian BA’s as they mature, and pending such application shall bear interest at the rate declared by the Administrative Agent from time to time as that customarily paid by it in respect of similar deposits for such amount and for such period relative to the maturity date of such Canadian BA’s, as applicable. Upon the repayment of all such outstanding Canadian BA’s, any amounts remaining (including accrued interest) will (i) during the continuance of an Event of Default, be subject to such remedies as each Lender Party may have hereunder or under applicable Law, or (ii) otherwise, be released to the appropriate Designated Borrower.
     (d) The provisions of Article II applicable to Loans, Letters of Credit and the Commitments and Obligations in respect thereof apply to Canadian BA’s and the Commitments and Obligations in respect thereof, mutatis mutandis.
     6. Deemed Advance — Canadian BA’s. Except for amounts that are paid from the proceeds of a rollover of a Canadian BA or for which payment has otherwise been funded by a Designated Borrower, any amount that a Lender pays to any third party on or after the date of maturity of a Canadian BA in satisfaction thereof, or that is owing to a Lender in respect of a Canadian BA on or after the date of maturity of such a Canadian BA, shall be deemed to be a Canadian Prime Rate Loan to such Designated Borrower under this Agreement. Each Lender shall forthwith give notice of the making of such a Loan to such Designated Borrower, the Administrative Agent and the other Lenders. Interest shall be payable on such Loans in accordance with the terms applicable to Canadian Prime Rate Loans.
     7. Waiver. Each Designated Borrower waives presentment for payment of Canadian BA’s by Lenders. No Designated Borrower shall claim from a Lender any days of grace for the payment at maturity of any Canadian BA presented and accepted by such Lender pursuant to this Agreement. Each Designated Borrower waives any defence to payment that might otherwise exist if for any reason a Canadian BA shall be held by a Lender in its own right at the maturity thereof, and the doctrine of merger shall not apply to any Canadian BA that is at any time held by a Lender in its own right.
     8. Degree of Care. Any executed Canadian BA’s shall be held in safekeeping with the same degree of care as if they were the applicable Lender’s own property, and shall be kept at the place at which such Canadian BA’s are ordinarily held by such Lender. The Administrative Agent and Lenders shall not be liable for any damage, loss or improper use of any bankers’ acceptance draft endorsed in blank except for any loss arising by reason of the Administrative Agent or a Lender failing to use the same standard of care in the custody of such bankers’ acceptance drafts as the Administrative Agent or such Lender use in the custody of their own property of a similar nature.
     9. Obligations Absolute. The obligations of each Designated Borrower with respect to Canadian BA’s under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:
     (i) any lack of validity or enforceability of any bankers’ acceptance, bill or note accepted by a Lender as a Canadian BA; or
     (ii) the existence of any claim, set off, defense or other right that any Designated Borrower may have at any time against the holder of a Canadian BA, a Lender or any other Person, whether in connection with this Agreement or otherwise.
     10. Shortfall on Drawdowns, Rollovers and Conversions. Each Designated Borrower agrees that:
     (i) the difference between the amount of a Borrowing requested by such Designated Borrower by way of Canadian BA’s and the actual proceeds of the Canadian BA’s;
     (ii) the difference between the actual proceeds of a Canadian BA and the amount required to pay a maturing Canadian BA, if a Canadian BA is being rolled over; and
     (iii) the difference between the actual proceeds of a Canadian BA and the amount required to repay any Borrowing that is being converted to a Canadian BA;
shall be funded and paid by such Designated Borrower from its own resources, by 12:00 p.m. (Toronto time) on the day of the applicable Borrowing or may be advanced as a Canadian Prime Rate Loan under the Commitments if such Designated Borrower is otherwise entitled to a Borrowing under this Agreement.